Exhibit 10.3

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of this 8th day of December, 2015 (the “Effective Date”) by and among Fusion NBS Acquisition Corp., a corporation formed under the laws of the state of Delaware (“Buyer”), Mitch Marks (“MMarks”), Ron Kohn (“RKohn”), and Robert Marks (“RMarks” and together with MMarks and RKohn, collectively, the “Sellers”).  The Sellers and Buyer are hereinafter sometimes referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Fidelity Access Networks, LLC, a limited liability company formed under the laws of the state of Ohio (“FANL”), Fidelity Connect, LLC, a limited liability company formed under the laws of the state of Ohio (“FCL”), Fidelity Voice Services, LLC, a limited liability company formed under the laws of the state of Ohio (“FVS”), Fidelity Telecom, LLC, a limited liability company formed under the laws of the state of Ohio (“FTL”), and Fidelity Access Networks, Inc., a corporation formed under the laws of the state of Ohio (“FANI”, and together with FANL, FCL, FVS, and FTL, collectively, the “Fidelity Companies”), collectively provide customers with a suite of cloud services, including cloud voice, cloud connectivity, cloud computing and cloud storage (the “Business”); and

WHEREAS, as of the date of this Agreement, the Sellers collectively own, either directly or indirectly, substantially all of the issued and outstanding equity securities of the Fidelity Companies; and

WHEREAS, as of the First Closing Date, (a) MMarks and RMarks will own all of the outstanding equity securities of FANI, in the proportions set forth on Section 4.15(b) of the Disclosure Schedules, (b) FANI will own all of the issued and outstanding equity securities of FANL, (c) FANL will own all of the issued and outstanding equity securities of FCL, and (d) FANL and RKohn will own all of the issued and outstanding equity securities of FVS, in the proportions set forth on Section 4.15(b) of the Disclosure Schedules (collectively, the “Non-FTL Equity Interests”); and

WHEREAS, MMarks, RMarks and RKohn currently own all of the outstanding equity securities of FTL, in the proportions set forth on Section 4.15(b) of the Disclosure Schedules  (the “FTL Equity Interests” and together with the Non-FTL Equity Interests being hereinafter collectively referred to as the “Equity Interests”); and

WHEREAS, the Sellers desire to sell to Buyer and Buyer desires to purchase from the Sellers, on and as of the First Closing Date, all of the Non-FTL Equity Interests, and the Sellers desire to sell and Buyer desires to purchase, on and as of the Second Closing Date, the FTL Equity Interests, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1 Certain Definitions

As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, including all exhibits and schedules hereto.

“Allocation” has the meaning given such term in Section 7.8(b).

“Applicable Closing Date” means (i) with respect to the Fidelity Companies other than FTL, the First Closing Date, and (ii) with respect to FTL, the Second Closing Date.

“Assumed Capital Gain Rate” has the meaning given such term in Section 7.8(c).

“Audited Financial Statements” has the meaning given such term in Section 6.6.

“Basket” has the meaning given such term in Section 8.4(a).

“Benefit Plan” has the meaning given such term in Section 4.16(a).

“Bonus Employees” means those employees of the Fidelity Companies entitled to transaction bonuses pursuant to the Transaction hereunder, as listed on the First Closing Consideration Spreadsheet.

“BLES” means basic local exchange services as defined in Ohio Revise Code Section 4927.01

“Broker” has the meaning given such term in Section 4.11.

“Business” has the meaning given such term in the first recital.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning given such term in the preamble.

“Buyer Indemnitee” has the meaning given such term in Section 8.2.

 “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, 47 U.S.C. § 151 et seq., and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.

 “Contract” means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment, arrangement or concession of any nature whatsoever, whether oral or written.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) deferred Tax assets and (b) receivables from any Fidelity Company Affiliate, directors, employees, officers, members, managers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes payable (other than accrued income Taxes payable) and accrued expenses, but excluding (i) payables to any Fidelity Company Affiliate, directors, employees, officers, members, managers or stockholders and any of their respective Affiliates, (ii) deferred Tax liabilities, (iii) deferred revenue, (iv) Transaction Expenses and (v) the current portion of any Indebtedness of the Fidelity Companies, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.  For the avoidance of doubt, Current Liabilities shall not include any income Tax liabilities resulting from the Fidelity Companies’ change from the cash method of accounting to the accrual method of accounting as a result of the Transactions.

“Direct Claim” has the meaning given such term in Section 8.5(c).

“Disclosure Schedule” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Draft Allocation” has the meaning given such term in Section 7.8(b).

“Earnings Analysis” has the meaning given such term in Section 6.6.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entity” means a partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, or other similar entity.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” has the meaning given such term in the fourth recital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate”  means all employers (whether or not incorporated) that would be treated together with a Fidelity Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Collateral Agents, LLC.

“Escrow Agreement” has the meaning set forth in Section 2.3.

“Escrow Amount” means US$1,500,000 of the Purchase Price to be held in Escrow by the Escrow Agent pursuant to Section 2.3.

 “Excess Tax Cost” has the meaning given such term in Section 7.8(c).

“Exchange Act” has the meaning given such term in Section 5.7.

“FANI” has the meaning given such term in the first recital.

“FANL” has the meaning given such term in the first recital.

“FCC” means the US Federal Communications Commission.

“FCL” has the meaning given such term in the first recital.

“Fidelity Companies” has the meaning given such term in the first recital.

“Fidelity Employees” has the meaning given such term in Section 4.14.

“Fidelity IP Registrations” means all Fidelity Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Fidelity Intellectual Property” means all Intellectual Property that is owned or held for use by a Fidelity Company.

“Fidelity Leased Real Property” has the meaning given such term in Section 4.12.

“Fidelity Real Property Leases” has the meaning given such term in Section 4.12.

“Fidelity LLCs” means each of FVSL, FCL, FANL and FTL.

“Fidelity Permits” has the meaning given such term in Section 4.10(b).

“Final Allocation” has the meaning given such term in Section 7.8(b).

“First Closing” means the date on which the First Closing occurs pursuant to Section 2.6(a) of this Agreement.

“First Closing Cash Payment” has the meaning given such term in Section 2.2.

“First Closing Consideration Spreadsheet” has the meaning given such term in Section 2.5(a).

“First Closing Estimated Net Working Capital” has the meaning set forth in Section 2.4(a)(i).

“First Closing Estimated Closing Net Working Capital Statement” has the meaning set forth in Section 2.4(a)(i).

“First Closing Disputed Amounts” has the meaning given such term in Section 2.4(c)(iii).

“First Closing Estimated NWC Deficit” has the meaning given such term in Section 2.4(a)(i).

“First Closing Estimated NWC Surplus” has the meaning given such term in Section 2.4(a)(i).

“First Closing Indebtedness” means all outstanding Indebtedness of the Fidelity Companies (other than FTL) as of the open of business on the First Closing Date.

“First Closing Net Working Capital” means: (a) the Current Assets of the Fidelity Companies (other than FTL), less (b) the Current Liabilities of the Fidelity Companies (other than FTL), determined as of the open of business on the First Closing Date.

“First Closing Net Working Capital Statement” has the meaning set forth in Section 2.4(b)(i).

“First Closing Payment Statement” has the meaning set forth in Section 2.4(a)(ii).

“First Closing Post-Closing Adjustment” has the meaning given such term in Section 2.4(b)(ii).

“First Closing Resolution Period” has the meaning given such term in Section 2.4(c)(ii).

“First Closing Review Period” has the meaning given such term in Section 2.4(c)(i).

“Form 8023” has the meaning given such term in Section 7.8(a).

“FTL” has the meaning given such term in the preamble.

“FTL Equity Interests” has the meaning given such term in the fourth recital.

“FVS” has the meaning given such term in the preamble.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.22(a)(xi).

“Governmental Entity” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Fidelity Companies, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by any Fidelity Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning given such term in Section 8.5.

“Indemnifying Party” has the meaning given such term in Section 8.5.

“Independent Accountant” has the meaning given such term in Section 2.4(c)(iii).

“Insurance Policies” has the meaning given such term in Section 4.20.

“Intellectual Property”  means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) toll free numbers.

“Integration Plan” has the meaning given such term in Section 6.3.

“IVoIP” means interconnected Voice of Internet Protocol service that (1) enables real-time, two-way voice communications; (2) requires a broadband connection from the user’s location; (3) requires Internet protocol compatible customer premises equipment (CPE); and (4) permits users generally to receive calls that originate on the public switched telephone network and to terminate calls to the public switched telephone network.

“IRS” means the United States Internal Revenue Service and any successor Entity thereto.

“Knowledge” has the meaning given such term in Section 1.2.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include damages calculated on multiples of earnings or cash flow, lost profits, indirect damages, consequential damages, incidental damages, exemplary damages or punitive damages, except to the extent actually recovered from and Indemnified Party pursuant to a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets or liabilities of the Fidelity Companies, taken as a whole, or (b) the ability of the Fidelity

Companies to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Fidelity Companies operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 6.10; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Transactions.

“Material Contracts” has the meaning set forth in Section 4.22(a).

“Multiemployer Plan” has the meaning set forth in Section 4.16(c).

“Necessary Funding” has the meaning given such term in Section 6.12.

“Non-FTL Equity Interests” has the meaning given such term in the fourth recital.

“NWC Lower Limit” has the meaning given such term in Section 2.4(a)(i).

“NWC Upper Limit” has the meaning given such term in Section 2.4(a)(i).

“Outside Date” means December 31, 2015.

“Party” has the meaning given such term in the preamble.

“Parent” means Fusion Telecommunications International, Inc.

“Parent Stock” means shares of Parent common stock, $0.01 par value per share, tradable in accordance with the terms and conditions of Rule 144 of the Securities Act (“Rule 144”).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor Entity thereto.

“Permitted Encumbrance” means those items set forth in Section 4.13 of the Disclosure Schedules; liens for Taxes not yet due and payable; mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business; easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the Business; or other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business.

“Permitted Redemptions” means the redemption, prior to the Closing, by FANL of all of the equity interests of FANL owned by any Person other than FANI.

“Person” means any Entity or natural person.

 “Post-Closing Tax Period” means (i) with respect to the Fidelity Companies other than FTL, any taxable period beginning after the First Closing Date and, with respect to any taxable period beginning on or before and ending after the First Closing Date, the portion of such taxable period beginning after the First Closing Date, and (ii) with respect to FTL, any taxable period beginning after the Second Closing Date and, with respect to any taxable period beginning on or before and ending after the Second Closing Date, the portion of such taxable period beginning after the Second Closing Date.

“PPACA” has the meaning given such term in Section 4.16(n).

“Pre-Closing Period” means with respect to the sale of the Non-FTL Equity Interests, that period commencing as of the execution of this Agreement and ending as of the First Closing and with respect to the FTL Equity Interests, that period commencing as of the execution of this Agreement and ending as of the Second  Closing.

“Pre-Closing Tax Period” means (i) with respect to the Fidelity Companies other than FTL, any taxable period ending on or before the First Closing Date, and the portion through the end of the First Closing Date of any taxable period that includes (but does not end on) the First Closing Date and (ii) with respect to FTL, any taxable period ending on or before the Second Closing Date, and the portion through the end of the Second Closing Date of any taxable period that includes (but does not end on) the Second Closing Date.

“Pro Rata Share” means with respect to a Seller, the percentage set forth next to such Seller’s name on the Consideration Spreadsheet in the column titled “Seller Pro Rata Share”.

“Purchase Price” has the meaning given such term in Section 2.2.

“Qualified Benefit Plan” has the meaning set forth in Section 4.16(c).

“RKohn” has the meaning given such term in the preamble.

“RMarks” has the meaning given such term in the preamble.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” has the meaning given such term in Section 3.6.

“Second Closing” means the date on which the Second Closing occurs pursuant to Section 2.6(b) of this Agreement.

“Second Closing Cash Payment” has the meaning given such term in Section 2.2.

“Second Closing Consideration Spreadsheet” has the meaning given such term in Section 2.5(c).

  “Second Closing Estimated Net Working Capital” has the meaning set forth in Section 2.4(e)(i).

“Second Closing Estimated Net Working Capital Statement” has the meaning set forth in Section 2.4(e)(i).

“Second Closing Disputed Amounts” has the meaning given such term in Section 2.4(g)(iii).

“Second Closing Estimated NWC Deficit” has the meaning given such term in Section 2.4(e)(i).

“Second Closing Estimated NWC Surplus” has the meaning given such term in Section 2.4(e)(i).

“Second Closing Indebtedness” means all outstanding Indebtedness of FTL as of the open of business on the Second Closing Date.

 “Second Closing Net Working Capital” means: (a) the Current Assets of the FTL less (b) the Current Liabilities of FTL, determined as of the open of business on the Second Closing Date.

“Second Closing Net Working Capital Statement” has the meaning set forth in Section 2.4(e)(i).

“Second Closing Post-Closing Adjustment” has the meaning given such term in Section 2.4(f)(ii).

“Second Closing Resolution Period” has the meaning given such term in Section 2.4(g)(ii).

“Second Closing Review Period” has the meaning given such term in Section 2.4(g)(i).

“SEC Reports” has the meaning given such term in Section 5.7.

“Securities Act” has the meaning given such term in Section 3.1.

“Seller Indemnitee” has the meaning given such term in Section 8.3.

“Seller Prepared Returns” has the meaning given such term in Section 7.3(b).

“Sellers” has the meaning given such term in the preamble.

“Sellers’ Representative” means RMarks.

“Straddle Period” has the meaning given such term in Section 7.4.

“Statement of Objection” has the meaning given such term in Section 2.4(c)(ii).

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, charges or surcharges (including contributions to any federal and state universal service support mechanisms, to intrastate or interstate telecommunications relay services, to the administration of the North American Numbering Plan, or to the shared costs of local number portability administration) regulatory fees required under the Communications Act or state Laws, or E911 fees of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed by any Government Entity.

“Tax Claim” has the meaning set forth in Section 7.5.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Telecommunications”, as defined in the Communications Act, means the transmission, between or among points specified by the user, of information of the user’s choosing, without change in the form or content of the information as sent and received.

“Telecommunications Services”, as defined in the Communications Act, is the offering of Telecommunications for a fee directly to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used.

“Toll Reseller” is a provider of long distance telecommunications services primarily by reselling the long distance telecommunications services of other carriers.

“Third Party Claim” has the meaning given such term in Section 8.5(a).

“Third Party Consents” has the meaning given such term in Section 6.8.

“338(h)(10) Consideration” has the meaning given such term in Section 7.8(b).

“338(h)(10) Consideration Adjustment” has the meaning given such term in Section 7.8(b).

“338(h)(10) Election” has the meaning given such term in Section 7.8.

“338(h)(10) Gross-Up Amount” has the meaning given such term in Section 7.8(c).

“Transaction Bonuses” means the transaction bonus amounts due and payable to the Bonus Employees (subject to appropriate withholding), as described in Section 1.1 of the Disclosure Schedules.

“Transactions” means the transactions contemplated by this Agreement.

“Unaudited Financial Statements” has the meaning given such term in Section 4.3.

“Union” has the meaning given such term in Section 4.17(a).

“Warn Act” has the meaning given such term in Section 4.17(b).

“Working Capital Methodology” has the meaning given such term in Section 2.4(a)(i).

1.2 Terms Generally

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Further to the “Knowledge” of a Person means the actual knowledge of such Person, and in the case of a Person who is a natural person, after due inquiry of such Person’s direct reports; provided that, (a) with respect to Sellers, to the “Knowledge” of Sellers means the actual knowledge of MMarks, RMarks or RKohn, after reasonable inquiry of such Person’s direct reports; and (b) with respect to Buyer, the actual knowledge of Gordon Hutchins, Jr. and Russell P. Markman, after due inquiry of such Person’s direct reports.

ARTICLE II
PURCHASE AND SALE

2.1 Agreement to Sell

At the First Closing, Buyer will purchase from the Sellers and Sellers will grant, sell, convey, assign, transfer and deliver to Buyer, upon and subject to the terms and conditions of this Agreement, all of their respective right, title and interest in and to the Non-FTL Equity Interests, free and clear of all Encumbrances (including Tax Liens) other than Permitted Encumbrances.

At the Second Closing, Buyer will purchase from the Sellers and Sellers will grant, sell, convey, assign, transfer and deliver to Buyer, upon and subject to the terms and conditions of this Agreement, all of their respective right, title and interest in and to the FTL Equity Interests, free and clear of all Encumbrances (including Tax Liens) other than Permitted Encumbrances.

2.2 Purchase Price and Payment

The total purchase price to be paid to the Sellers by Buyer for the Equity Interests shall be US$30,000,000, subject to the provisions of Section 2.4, below, minus the Transaction Expenses and the Closing Indebtedness (the “Purchase Price”).  At the First Closing, Buyer shall:

(a) Make a payment, by wire transfer of immediately available funds, of (i) US$26,950,000, (ii) plus the First Closing Estimated NWC Surplus (if any), (iii) minus the First Closing Estimated NWC Deficit (if any), (iv) plus US$33,344.00, (v) minus the First Closing Indebtedness, and (vi) minus the Transaction Expenses (the “First Closing Cash Payment”) to the Sellers;

(b) Make a payment, by wire transfer of immediately available funds, of the Transaction Expenses, to the Persons and in the amounts identified on the First Closing Payment Statement;

(c) Make a payment, by wire transfer of immediately available funds, of the First Closing Indebtedness, to the Persons and in the amounts identified on the First Closing Payment Statement;

(d) Deposit the Escrow Amount with the Escrow Agent pursuant to Section 2.3 below; and

(e) Deliver to the Sellers shares of Parent Stock having a value of US$1,500,000), in the amounts set forth next to their respective names in the First Closing Consideration Spreadsheet. The number of shares of Parent Stock shall be calculated and paid based upon the volume weighted average price of the Parent Stock during the ten trading days preceding the fourth  Business Day prior to the First Closing.

At the Second Closing, Buyer shall:

(a)  make a payment, by wire transfer of immediately available funds, of (i) US$50,000) to the Sellers, (ii) plus the Second Closing Estimated NWC Surplus (if any), (iii) minus the Second Closing Estimated NWC Deficit (if any), and (iv) minus the Second Closing Indebtedness (the “Second Closing Cash Payment”) to the Sellers; and

(b) Make a payment, by wire transfer of immediately available funds, of the Second Closing Indebtedness, to the Persons and in the amounts identified on the Second Closing Payment Statement.

2.3 Escrow Account

The Escrow Amount shall be deposited at Closing in escrow pursuant to the terms and conditions of an escrow agreement to be mutually agreed upon by Buyer, the Sellers’ Representative, and the Escrow Agent (the “Escrow Agreement”).  Subject to any pending claims by Buyer, US$500,000 of the Escrow Amount will be released to the Sellers on the six month anniversary of the Second Closing; an additional US$500,000 of the Escrow Amount will be released to the Sellers on the nine month anniversary of the Second Closing; and the remaining US$500,000 of the Escrow Amount and all remaining interest thereon will be released to the Sellers on the 12 month anniversary of the Second Closing.

2.4 Working Capital Adjustment

(a) First Closing Adjustment.

(i) At least 3 Business Days before the First Closing, the Sellers’ Representative shall prepare and deliver to Buyer a statement certified by the Chief Financial Officer of FANI setting forth a good faith estimate of the First Closing Net Working Capital of the Fidelity Companies (the “First Closing Estimated Closing Net Working Capital”), which statement shall contain an estimated consolidated balance sheet of the Fidelity Companies (other than FTL) as of the First Closing Date (without giving effect to the Transactions), a calculation of First Estimated Closing Net Working Capital (the “First Closing Estimated Closing Net Working Capital Statement”), prepared in accordance with the methodologies described on Exhibit A (the “Working Capital Methodology”).  To the extent that the First Estimated Closing Net Working Capital exceeds the sum of US$200,000.00 (the “NWC Upper Limit”), the First Closing Purchase Price shall be increased by such excess amount and such increase shall increase the First Closing Purchase Price (a “First Closing Estimated NWC Surplus”).  To the extent that the First Closing Estimated Closing Net Working Capital is less than the sum of US$100,000.00 (the “NWC Lower Limit”), the First Closing Purchase Price shall be decreased by the amount of such deficit and such decrease shall reduce the First Purchase Price (a “First Closing Estimated NWC Deficit”).

(ii) At least 3 Business Days before the First Closing, the Sellers’ Representative will deliver to Buyer a statement certified by the Chief Financial Officer of FANI (the “First Closing Payment Statement”) detailing the Transaction Expenses and First Closing Indebtedness to be paid by Buyer on behalf of the Fidelity Companies at the First Closing pursuant to Section 2.2 hereof.  The First Closing Payment Statement will include pay-off letters, in form satisfactory to Buyer, from each financial institution that holds any First Closing Indebtedness.

(b) First Closing Post-Closing Adjustment.

(i) Within 60 days after the First Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement certified by the Vice President- Accounting and Finance of Buyer or its Acting Chief Financial Officer setting forth Buyer’s calculation of First Closing Net Working Capital, which statement shall contain an unaudited balance sheet of the Fidelity Companies (other than FTL) as of the First Closing Date (without giving effect to the Transactions), and a calculation of First Closing Net Working Capital (the “First Closing Net Working Capital Statement”) prepared in accordance with the Working Capital Methodology.

(ii) Subject to the final determination of the First Closing Net Working Capital in accordance with Section 2.4(c), the “First Closing Post-Closing Adjustment” shall be determined as follows: if (A) the First Closing Net Working Capital is greater than the NWC Upper Limit, then the First Post-Closing Adjustment will be the difference between the First Closing Net Working Capital and the NWC Upper Limit less any First Closing Estimated NWC Surplus or plus any First Closing Estimated NWC Deficit or (B) the First Closing Net Working Capital is less than the NWC Lower Limit, then the First Post-Closing Adjustment will be the difference between the NWC Lower Limit and the First Closing Net Working Capital less any First Closing Estimated NWC Deficit or plus any First Closing Estimated NWC Surplus.

(c) First Closing Examination and Review.

(i) Examination. After receipt of the First Closing Net Working Capital Statement, the Sellers’ Representative shall have 30 days (the “First Closing Review Period”) to review the First Closing Net Working Capital Statement. During the First Closing Review Period, the Sellers’ Representative and its accountants shall have reasonable access to the books and records of the Fidelity Companies (other than FTL) and to the personnel of, and work papers prepared by, Buyer and/or its accountants to the extent that they relate to the First Closing Net Working Capital Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the First Closing Net Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer and the Fidelity Companies (other than FTL).

(ii) Objection. On or prior to the last day of the First Closing Review Period, the Sellers’ Representative may object to the First Closing Net Working Capital Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”).  No objection may be raised by either Seller as to any items in the First Closing Net Working Capital Statement that gives effect to any accounting issues raised by Buyer’s advisor, EisnerAmper LLP and which are identified on Schedule 2.4(c)(ii).  If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the First Closing Review Period, the First Closing Net Working Capital Statement and the First Closing Post-Closing Adjustment, as the case may be, reflected in the First Closing Net Working Capital Statement shall be deemed to have been accepted by the Sellers’ Representative. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the First Closing Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “First Closing Resolution Period”), and, if the same are so resolved within the First Closing Resolution Period, the First Closing Post-Closing Adjustment

and the First Closing Net Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding.

(iii) Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the First Closing Resolution Period, then any amounts remaining in dispute (“First Closing Disputed Amounts”) shall be determined as follows:  the Buyer and the Sellers’ Representative shall retain Grant Thornton LLP (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the First Closing Disputed Amounts only and make any adjustments to the First Closing Post-Closing Adjustment, as the case may be, and the First Closing Net Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each First Closing Disputed Amount must be within the range of values assigned to each such item in the First Closing Net Working Capital Statement and the applicable Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers’ Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Sellers’ Representative and Buyer.  Any such fees and expenses payable by the Sellers shall be paid to Buyer within 10 Business Days of the decision and Buyer shall be responsible for paying any and all fees and expenses due to the Independent Accountant.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 45 days (or such other time as the Parties hereto shall agree in writing) after its engagement, and their resolution of the First Closing Disputed Amounts and their adjustments to the First Closing Net Working Capital Statement and/or the First Closing Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(d) Payment of First Closing Post-Closing Adjustment

(i) If the First Closing Post-Closing Adjustment is determined in accordance with Section 2.4(b)(ii)(A), Buyer shall, within 3 Business Days after the final determination of the First Closing Post-Closing Adjustment, pay each Seller, by wire transfer of immediately available funds, his Pro Rata Share of the First Closing Post-Closing Adjustment.

(ii) If the First Closing Post-Closing Adjustment is determined in accordance with Section 2.4(b)(ii)(B), the Sellers shall, within 3 Business Days after the final determination of the First Closing Post-Closing Adjustment, jointly pay Buyer, by wire transfer(s) of immediately available funds, the First Closing Post-Closing Adjustment.

(e) Second Closing Adjustment.

(i) At least 3 Business Days before the Second Closing, the Sellers’ Representative shall prepare and deliver to Buyer a statement certified by the Chief Financial Officer of FTL setting forth a good faith estimate of the Second Closing Net Working Capital of FTL (the “Second Closing Estimated Net Working Capital”), which statement shall contain an estimated balance sheet of FTL as of the Second Closing Date, a calculation of Second Estimated Closing Net Working Capital (the “Second Closing Estimated Net Working Capital Statement”), prepared in accordance with the Working Capital Methodology.  To the extent that the Second Estimated Closing Net Working Capital (together with the First Estimated Closing Net Working Capital) exceeds the NWC Upper Limit, the Second Closing Purchase Price shall be increased by such excess amount and such increase shall increase the Second Closing Purchase Price (a “Second Closing Estimated NWC Surplus”).  To the extent that the Second Closing Estimated Closing Net Working Capital (together with the First Closing Estimated Closing Net Working Capital is less than the NWC Lower Limit, the Second Closing Purchase Price shall be decreased by the amount of such deficit and such decrease shall reduce the Second Purchase Price (a “Second Closing Estimated NWC Deficit”).

(ii) At least 3 Business Days before the Second Closing, the Sellers’ Representative will deliver to Buyer a statement certified by the Chief Financial Officer of FANI (the “Second Closing Payment Statement”) detailing the Second Closing Indebtedness.  The Second Closing Payment Statement will include pay-off letters, in form satisfactory to Buyer, from each financial institution that holds any Second Closing Indebtedness.

(f) Second Closing Post-Closing Adjustment.

(i) Within 60 days after the Second Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement certified by the Vice President- Accounting and Finance of Buyer or its Acting Chief Financial Officer setting forth Buyer’s calculation of Second Closing Net Working Capital, which statement shall contain an unaudited balance sheet of FTL as of the Second Closing Date, and a calculation of Second Closing Net Working Capital (the “Second Closing Net Working Capital Statement”) prepared in accordance with the Working Capital Methodology.

(ii) Subject to the final determination of the Second Closing Net Working Capital in accordance with Section 2.4(g), the “Second Closing Post-Closing Adjustment” shall be determined as follows: if (A) the Second Closing Net Working Capital (together with the First Closing Net Working Capital) is greater than the NWC Upper Limit, then the Second Post-Closing Adjustment will be the difference between the Second Closing Net Working Capital and the NWC Upper Limit less any Second Closing Estimated NWC Surplus or plus any Second Closing Estimated NWC Deficit or (B) the Second Closing Net Working Capital (together with the First Closing Net Working Capital)  is less than the NWC Lower Limit, then the Second Post-Closing Adjustment will be the difference between the NWC Lower Limit and the Second Closing Net Working Capital less any Second Closing Estimated NWC Deficit or plus any Second Closing Estimated NWC Surplus.

(g) Second Closing Examination and Review.

(i) Examination. After receipt of the Second Closing Net Working Capital Statement, the Sellers’ Representative shall have 30 days (the “Second Closing Review Period”) to review the Second Closing Net Working Capital Statement. During the Second Closing Review Period, the Sellers’ Representative and its accountants shall have reasonable access to the books and records of FTL and to the personnel of, and work papers prepared by, Buyer and/or its accountants to the extent that they relate to the Second Closing Net Working Capital Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Second Closing Net Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer and FTL.

(ii) Objection. On or prior to the last day of the Second Closing Review Period, the Sellers’ Representative may object to the Second Closing Net Working Capital Statement by delivering to Buyer a Statement of Objections.  No objection may be raised by either Seller as to any items in the Second Closing Net Working Capital Statement that gives effect to any accounting issues raised by Buyer’s advisor, EisnerAmper LLP and which are identified on Schedule 2.4(g)(ii).  If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Second Closing Review Period, the Second Closing Net Working Capital Statement and the Second Closing Post-Closing Adjustment, as the case may be, reflected in the Second Closing Net Working Capital Statement shall be deemed to have been accepted by the Sellers’ Representative. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Second Closing Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Second Closing Resolution Period”), and, if the same are so resolved within the Second Closing Resolution Period, the Second Closing Post-Closing Adjustment and the Second Closing Net Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding.

(iii) Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Second Closing Resolution Period, then any amounts remaining in dispute (“Second Closing Disputed Amounts”) shall be determined as follows:  the Buyer and the Sellers’ Representative shall retain the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Second Closing Disputed Amounts only and make any adjustments to the Second Closing Post-Closing Adjustment, as the case may be, and the Second Closing Net Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Second Closing Disputed Amount must be within the range of values assigned to each such item in the Second Closing Net Working Capital Statement and the applicable Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers’ Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Sellers’ Representative and Buyer.  Any such fees and expenses payable by the Sellers shall be paid to Buyer within 10 Business Days of the decision and Buyer shall be responsible for paying any and all fees and expenses due to the Independent Accountant.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 45 days (or such other time as the Parties hereto shall agree in writing) after its engagement in connection with the Second Closing, and their resolution of the Second Closing Disputed Amounts and their adjustments to the Second Closing Net Working Capital Statement and/or the Second Closing Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(h) Payment of Second Closing Post-Closing Adjustment

(i) If the Second Closing Post-Closing Adjustment is determined in accordance with Section 2.4(f)(ii)(A), Buyer shall, within 3 Business Days after the final determination of the Second Closing Post-Closing Adjustment, pay each Seller, by wire transfer of immediately available funds, his Pro Rata Share of the Second Closing Post-Closing Adjustment.

(ii) If the Second Closing Post-Closing Adjustment is determined in accordance with Section 2.4(f)(ii)(B), the Sellers shall, within 3 Business Days after the final determination of the Second Closing Post-Closing Adjustment, jointly pay Buyer, by wire transfer(s) of immediately available funds, the Second Closing Post-Closing Adjustment.

(i) Adjustments for Tax Purposes

Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.5 Consideration Spreadsheet.

(a) At least 3 Business Days before the First Closing and concurrently with the delivery of the First Closing Estimated Closing Net Working Capital Statement, the Sellers’ Representative shall prepare and deliver to Buyer a spreadsheet (the “First Closing Consideration Spreadsheet”), which shall set forth, as of the First Closing Date, the following:

(i) the names and addresses of each Seller and the number of Equity Interests held by each Seller in each of FANI and FVS;

(ii) each Seller’s share (in dollars) of the First Closing Cash Payment;

(iii) each Seller’s share (in dollars) of the Escrow Amount; and

(iv) each Seller’s share of the shares of Parent Stock to be delivered pursuant to Section 2.2(e).

(b) The Parties agree that Buyer shall be entitled to rely on the First Closing Consideration Spreadsheet in making payments under this Article and Buyer shall not be responsible for the calculations or the determinations regarding such calculations in the First Closing Consideration Spreadsheet.

(c) At least 3 Business Days before the Second Closing and concurrently with the delivery of the Second Closing Estimated Closing Net Working Capital Statement, the Sellers’ Representative shall prepare and deliver to Buyer a spreadsheet (the “Second Closing Consideration Spreadsheet”), which shall set forth, as of the Second Closing Date, the following:

(i) the names and addresses of each Seller and the number of Equity Interests held by each Seller in FTL; and

(ii) each Seller’s share (in dollars) of the Second Closing Cash Payment.

2.6 Closings

(a) The First Closing shall take place at 10:00 a.m. (Eastern Time) at the offices of Buyer, 420 Lexington Avenue, Suite 1718, New York, New York 10170, on the 3rd Business Day following the date on which Buyer and Sellers’ Representative agree in writing that the last of the conditions set forth in Sections 9.1(a) and 9.2(a) are satisfied or, if permissible, waived in writing, or on such other date and at such other time or place as is mutually agreed by the Parties in writing.

(b) The Second Closing shall take place at 10:00 a.m. (Eastern Time) at the offices of Buyer, 420 Lexington Avenue, Suite 1718, New York, New York 10170, on the 3rd Business Day following the date on which Buyer and Sellers’ Representative agree in writing that the last of the conditions set forth in Section 9.1(b) and 9.2(b) are satisfied or, if permissible, waived in writing, or on such other date and at such other time or place as is mutually agreed by the Parties in writing.

2.7 Items to be Delivered at the First Closing.

(a) At the First Closing, and subject to the terms and conditions contained in this Agreement, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(i) the Non-FTL Equity Interests, duly endorsed for transfer to Buyer, or if uncertificated, an assignment of the Non-Fidelity Equity Interests in form and substance reasonably satisfactory to Buyer;

(ii) resignations of the directors, officers and/or members of each Fidelity Company (other than FTL) pursuant to Section 6.4;

(iii) the Escrow Agreement duly executed by the Sellers’ Representative;

(iv) payoff letters, in a form reasonably acceptable to Buyer, from each financial institution holding any Closing Indebtedness;

(v) a properly completed and executed certificate of non-foreign status in a form that complies with Treasury Regulation Section 1.1445-2(b)(2) for each Seller; and

(vi) a certificate of the Sellers (A) listing the officers of each Fidelity Company (other than FTL) authorized to execute any documents contemplated by this Agreement, and (B) confirming that, as of the First Closing, Sellers have duly performed each applicable covenant set forth herein, and that all of Sellers’ representations and warranties herein are true and correct as of the First Closing.

(b) At the First Closing, and subject to the terms and conditions contained in this Agreement, Buyer shall deliver, or cause to be delivered, to the Sellers the following:

(i) The portion of the First Clossing Cash Payment payable to the Sellers, in the amounts and to the accounts specified in the First Closing Consideration Spreadsheet;

(ii) a certificate setting forth the calculation (together with information substantiating such calculation) of the aggregate number of shares of Fusion Stock constituting part of the Purchase Price;

(iii) the Escrow Agreement duly executed by Buyer and the Escrow Agent;

(iv) the Parent Stock, allocated among Sellers in accordance with First Closing Consideration Spreadsheet; and

(v) a certificate of Buyer executed by an officer of Buyer (A) listing the officers of Buyer authorized to execute this Agreement and the other transaction documents contemplated herein and (B) confirming that, as of the First Closing, Buyer has duly performed each applicable covenant set forth herein, and that all of Buyer’s representations and warranties herein are true and correct as of the First Closing.

(c) At the First Closing, and subject to the terms and conditions contained in this Agreement, Buyer shall deliver evidence to the Sellers’ Representative that Buyer has paid the Transaction Expenses and the First Closing Indebtedness, in the amounts and to the accounts specified in the First Closing Payment Statement.

2.8 Items to be Delivered at the Second Closing.

(a) At the Second Closing, and subject to the terms and conditions contained in this Agreement, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(i) the FTL Equity Interests, duly endorsed for transfer to Buyer, or if uncertificated, an assignment of the FTL Equity Interests in form and substance reasonably satisfactory to Buyer;

(ii) resignations of the directors, officers and/or members of FTL pursuant to Section 6.4;

(iii) a properly completed and executed certificate of non-foreign status in a form that complies with Treasury Regulation Section 1.1445-2(b)(2) for each Seller; and

(iv) a certificate of the Sellers (A) listing the officers of FTL authorized to execute any documents contemplated by this Agreement, and (B) confirming that, as of the Second Closing, Sellers have duly performed each applicable covenant set forth herein, and that all of Sellers’ representations and warranties herein are true and correct as of the First Closing.

(b) At the Second Closing, and subject to the terms and conditions contained in this Agreement, Buyer shall deliver, or cause to be delivered, to the Sellers the following:

(i) The Second Closing Cash Payment payable to the Sellers, in the amounts and to the accounts specified in the Second Closing Consideration Spreadsheet; and

(ii) a certificate of Buyer executed by an officer of Buyer (A) listing the officers of Buyer authorized to execute this Agreement and the other transaction documents contemplated herein and (B) confirming that, as of the Second Closing, Buyer has duly performed each applicable covenant set forth herein, and that all of Buyer’s representations and warranties herein are true and correct as of the Second Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, solely as to himself, represents and warrants to Buyer as follows:

3.1 Information About Sellers

Seller is an “accredited investor,” as such terms is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), is experienced in investments and business matters, has made investments of a speculative nature and, with its Representatives, has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the information made available by Buyer and/or Parent to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement and the Seller’s acquisition of the Parent Stock, which represents a speculative investment.  Seller is able to bear the risk of such investment for an indefinite period and has no current need for liquidity of its investment in the Parent Stock.

3.2 Investment Intent

Seller understands that the Parent Stock has not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the Parent Stock is registered under the Securities Act or an exemption from registration, including under Rule 144, is available. Except as provided elsewhere herein, Seller understands that neither Buyer nor Parent has undertaken to register the Parent Stock. Seller represents and warrants that it is acquiring the Parent Stock for its own account, for investment, and not with a view to the sale or distribution of the Parent Stock except in compliance with the Securities Act and other applicable laws.  Each certificate representing shares of Parent Stock will bear the following or substantially similar legend thereon:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under such Act unless, in the opinion of counsel satisfactory to the issuer, registration is not required under such Act or any applicable state securities laws.”

3.3 Ownership of Equity Interests

As of the First Closing Date, Seller is the sole record and beneficial owner of the Equity Interests attributed to such Seller in the First Closing Consideration Spreadsheet, all of which are owned free and clear of all Encumbrances, except for such Encumbrances that will be released in full prior to or at the First Closing, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. As of the Second Closing Date, Seller is the sole record and beneficial owner of the FTL Equity Interests attributed to such Seller in the Second Closing Consideration Spreadsheet, all of which are owned free and clear of all Encumbrances, except for such Encumbrances that will be released in full prior to or at the First Closing, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Seller to sell or transfer to any Person other than Buyer any or all of the Equity Interests owned by such Seller, or any interest therein. Upon consummation of the Transactions at First Closing and/or Second Closing, as applicable, Buyer will acquire good and marketable title to the Equity Interests then being sold, free and clear of all Encumbrances.

3.4 Authority, No Third Party Consents

Seller is a natural person, legally competent and has the capacity to execute and deliver this Agreement and to consummate the Transactions.  Seller has the full power and authority to enter into this Agreement and each ancillary agreement contemplated hereby and to consummate the Transactions and to carry out its obligations hereunder and thereunder. This Agreement has been duly executed by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to of affecting the enforcement of creditor’s rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

3.5 No Approvals or Notices Required; No Conflict with Instruments

The execution, delivery and performance of this Agreement and each ancillary agreement contemplated hereby and to consummate the Transactions by Seller will not contravene or violate (a) any existing law, rule or regulation to which Seller is subject or (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, nor will such execution, delivery or performance violate, be in conflict with, or result in a breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Seller is a party or by which Seller is otherwise bound. Except as set forth in Section 3.5 of the Disclosure Schedules, no authorization, approval or consent, and no registration or filing with any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Seller.

3.6 Access to Information

Seller has been advised that Parent files quarterly, annual and current reports with the Securities and Exchange Commission (“SEC”) and that copies of such reports, including the SEC Reports (as hereinafter defined), may be examined at the SEC’s web site at www.sec.gov. In addition, Seller has been advised that at any time prior to the First Closing, Seller shall have the opportunity to ask questions and receive answers from Parent’s officers and directors necessary to evaluate Parent and the issuance of the Parent Stock hereunder, and to receive such additional information as Seller may reasonably request for such purposes as Buyer can obtain without unreasonable effort or expense.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE FIDELITY COMPANIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Sellers, joint and severally, hereby represent and warrant to Buyer as follows:

4.1 Organization and Qualification

Each Fidelity Company is (a) duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failure to be so register would not have a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole.

4.2 [INTENTIONALLY OMITTED]

4.3 Financial Statements; Books and Records; Controls and Procedures

(a) Sellers have caused to be delivered to Buyer an unaudited balance sheet and income statement as of, and for the nine-month period ended, September 30, 2015 (the “Unaudited Financial Statements”), as well as unaudited balance sheets and income statements as of, and for the 12-month periods ended, December 31, 2013  and December 31, 2014.  All such unaudited financial statements have been prepared by management, have not been audited and do not contain all of the information contained in audited financial statements.  Subject to the foregoing, such unaudited financial statements are true, complete and accurate in all material respects and present fairly and accurately the financial condition and position of the Fidelity Companies and the Business as of the dates indicated, subject to disclosures normally made in footnotes and, in the case of the Unaudited Financial Statements, the absence of normal year-end adjustments.

(b) Prior to Closing, the Sellers will deliver to Buyer copies of the consolidated balance sheets of the Fidelity Companies at December 31, 2014 and 2013, and the income statements for the years ended December 31, 2014, and 2013, as audited by EisnerAmper LLP (collectively the “Audited Financial Statements”).  The Audited Financial Statements will have been prepared in accordance with GAAP, and will be true, correct and complete in all material respects, and present fairly and accurately the financial condition of the Fidelity Companies as of the dates indicated.

4.4 Undisclosed Liabilities

No Fidelity Company has any Liabilities required to be disclosed in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the balance sheet included in the Audited Financial Statements and the Unaudited Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Financial Statements and which will be taken into account in the calculation of Closing Net Working Capital.

4.5 No Material Adverse Change

Since the date of the Unaudited Financial Statements, there have been no material changes in the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Fidelity Companies or the Business that could be reasonably foreseen to have a Material Adverse Effect on the Fidelity Companies, taken as a whole, or the Business, nor, to the knowledge of Sellers, is any such change reasonably likely to occur, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, prospects or condition of the Fidelity Companies, taken as a whole, or the Business, whether or not covered by insurance.

4.6 Accounts and Notes Receivable

All accounts and notes receivable reflected in the Unaudited Financial Statements and all accounts receivable arising after the date of the most recent balance sheet included in the

Unaudited Financial Statements have arisen in the ordinary course of business, represent valid and enforceable obligations due to the applicable Fidelity Company, and, to the knowledge of Sellers, are not subject to any discount, set-off, or counter-claim.

4.7 Tax Matters

Except as set forth in Section 4.7 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by any Fidelity Company other than FTL on or before the First Closing Date or by FTL on or before the Second Closing Date have been, or will be, timely filed.  All such Tax Returns are, or will be true, complete and correct in all material respects as to the amount of Tax shown to be due thereon.  All Taxes due and owing by any Fidelity Company, whether or not shown on any Tax Return, have been, or will be, timely paid prior to the First Closing Date in the case of any Fidelity Company other than FTL and prior to the Second Closing Date in the case of FTL.  Each Fidelity Company has collected and remitted to the appropriate taxing authority all Taxes payable with respect to services provided to its customers.

(b) Each Fidelity Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim has been made within the past 5 years by any taxing authority in any jurisdiction where a Fidelity Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No Fidelity Company currently is the beneficiary of any extension of time within which to file any Tax Return.  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Fidelity Company, which extensions or waivers remain in effect.

(e) The total amount of Liability of the Fidelity Companies for unpaid Taxes for all periods ending on or before September 30, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Unaudited Financial Statements. The amount of the Liability of the Fidelity Companies for unpaid Taxes for all periods following the end of the recent period covered by the Unaudited Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Fidelity Companies.

(f) Section 4.7(f) of the Disclosure Schedules sets forth:

(i) those years and Taxes for which examinations by taxing authorities have been completed since December 31, 2009; and

(ii) those years and Taxes for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made against any Fidelity Company (or with respect to its assets or activities) as a result of any examinations or adjustments by any taxing authority have been fully paid.

(h) No Fidelity Company is a party to any Action by any taxing authority. There are no pending or, to the Knowledge of the Sellers, threatened Actions by any taxing authority.

(i) The Fidelity Companies have delivered or made available to Buyer copies of all federal, state, and local income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Fidelity Company for all Tax periods ending after December 31, 2010.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets or equity of any Fidelity Company.

(k) No Fidelity Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into with, or issued by, any taxing authority or requested with respect to any Fidelity Company.

(m) No Fidelity Company is or has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  No Fidelity Company has any Liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise.

(n) No Fidelity Company (or any of its direct or indirect equityholders with respect to it) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the First Closing Date in the case of a Fidelity Company other than FTL, or the Second Closing Date in the case of FTL, as a result of:

(i) any change in a method of accounting under Section 481 of the Code, or use of an improper method of accounting, in either case for a taxable period ending on or prior to the day before the First Closing Date in the case of a Fidelity Company other than FTL or the Second Closing Date in the case of FTL;

(ii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law; or

(iii) any election under Section 108(i) of the Code.

(o) No Fidelity Company is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(p) No Fidelity Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) No Fidelity Company is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) FANI has been since its inception, and will be up to and including the day before the First Closing Date, (i) a “small business corporation” within the meaning of Code Section 1361(b) for which a valid S Election under Code Section 1362(a) is in (and, since inception, has been in) effect.  Neither FANI nor any of its direct or indirect subsidiaries has, in the past ten years (A) acquired assets from another corporation in a transaction in which FANI’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.  FANI has no potential liability for any Tax under Section 1374 of the Code.

(s) Each of FCL, FANL and FVS has, since its inception, been either an entity disregarded as an entity separate from FANI within the meaning of Sections 301.7701-2 and -3 of the Treasury Regulations or classified as a partnership within the meaning of Section 301.7701-2(c) of the Treasury Regulations.

(t) FTL has, since its inception, been classified as a partnership within the meaning of Section 301.7701-2(c) of the Treasury Regulations.

4.8 No Approvals or Notices Required; No Conflict with Instruments

The execution, delivery and performance of this Agreement and each ancillary agreement and completion of the Transactions by the Sellers will not contravene or violate (a) any existing law, rule or regulation to which any of the Fidelity Companies are subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any of the Fidelity Companies or (c) the charter documents of the Fidelity Companies; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Fidelity Companies are a party or by which the Fidelity Companies are otherwise bound.

4.9 Legal Proceedings

Except as set forth in Section 4.9 of the Disclosure Schedules, there is no (a) Action pending, or to the Knowledge of Sellers threatened, against, involving or affecting any of the Fidelity Companies or any of their respective assets or rights; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to or that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole, or (c) Action pending or threatened, against any of the

Fidelity Companies that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith.

4.10 Licenses; Compliance with Regulatory Requirements.

(a) Each Fidelity Company and the Business are and have been in material compliance with, and not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole. Within the past 3 years, no Fidelity Company has received any written notice or, to the Knowledge of Sellers, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, each Fidelity Company and the Business are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations or orders of any Governmental Entity, and all rights under any Material Contract with any Governmental Entity, necessary for each Fidelity Company to own, lease and operate its properties and assets or to carry on the Business as it is now being conducted (the “Fidelity Permits”), except where the failure to have any Fidelity Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole.  Section 4.10(b) of the Disclosure Schedules sets forth a correct and complete list of all of the Fidelity Permits.  All Fidelity Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, take as a whole.  Each of the Fidelity Companies and the Business are in compliance in all respects with the terms and requirements of such Fidelity Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, take as a whole.

4.11 Brokers or Finders

Except as set forth in Section 4.11 of the Disclosure Schedules, no agent, broker, investment banker, financial advisor or other Person (collectively, a “Broker”) is or will be entitled, by reason of any agreement, act or statement by any Seller or its Representative, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the Transactions.

4.12 Leasehold Interests

Section 4.12 of the Disclosure Schedules lists each material lease and sublease (collectively, the “Fidelity Real Property Leases”) under which any Fidelity Company or the Business uses of occupies or has the right to use or occupy any material real property (the “Fidelity Leased Real Property”) at which the operations of any Fidelity Company or the

Business are conducted as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole, (a) each Fidelity Real Property Lease is valid, binding and in full force and effect, (b) no Fidelity Company nor the Business is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Fidelity Leased Real Property that would reasonably be expected to materially and adversely affect the existing use of the Fidelity Leased Real Property by any Fidelity Company in the operation of its business in the ordinary course, and (c) no Fidelity Company has received written notice of any uncured default on the part of such Fidelity Company or the Business with respect to any Fidelity Real Property Lease and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the giving of notice, passage of time, or both, would constitute a material breach or default under a Fidelity Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, take as a whole, each Fidelity Company has a good and valid leasehold interest, subject to the terms of the Fidelity Real Property Leases, in the Fidelity Leased Real Property, free and clear of all encroachments, easements, rights-of-way, restrictions and other Encumbrances that do not materially and adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of the Business in the ordinary course.  No Fidelity Company nor the Business has received written notice of any pending, and, to the Knowledge of the Sellers, there is no threatened, condemnation proceeding with respect to any Fidelity Leased Real Property, except such proceeding as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, take as a whole.

4.13 Title to Assets; Encumbrances

Except as set forth in Section 4.13 of the Disclosure Schedules, each Fidelity Company has good, valid and marketable title to the assets used in such Fidelity Company’s business operations, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances which will be released in full prior to or at the First Closing.

4.14 Employees; Transactions with Affiliates

(a) Set forth in Section 4.14(a) of the Disclosure Schedules, is a complete list of the employees of the Business (the “Fidelity Employees”). Except as set forth in Section 4.14 of the Disclosure Schedules, no Fidelity Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof, or for amounts reimbursable to such employees.

(b) Except as set forth on Section 4.14(b) of the Disclosure Schedules, no Fidelity Company is, or during the past 5 years has been, a party to any business arrangement with any Affiliate of any Fidelity Company, with any officer, director or employee of any Fidelity Company, or with any member of any officer’s, director’s, or employee’s immediate family member (mother, father, sister, brother, wife, husband, son or daughter).

4.15 Capitalization

(a) As of the First Closing Date, the authorized capital stock of each Fidelity Company is as set forth on Section 4.15(b) of the Disclosure Schedules and the Sellers shall not sell, transfer or otherwise dispose of any of the FTL Equity Interests other than to Buyer at the Second Closing.

(b) Section 4.15(b) of the Disclosure Schedules sets forth, (i) the name of each Person that is the registered owner of any equity securities of a Fidelity Company; the type of equity interests and the number of shares/membership interests owned by such Person.

(c) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Fidelity Company is authorized or outstanding, and (ii) there is no commitment by any Fidelity Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or asset, to repurchase or redeem any securities of any Fidelity Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any equity securities issued by any Fidelity Company.

(d) All issued and outstanding equity securities of each Fidelity Company are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the charter documents of the relevant Fidelity Company or any agreement to which the relevant Fidelity Company is a party; and (iii) free of any Encumbrances created by the relevant Fidelity Company in respect thereof.  All issued and outstanding equity securities of each Fidelity Company were issued in compliance with applicable Law.

(e) No outstanding equity security of any Fidelity Company is subject to vesting or forfeiture rights or repurchase by such Fidelity Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Fidelity Company or any of its equity securities.

(f) All distributions, dividends, repurchases and redemptions of capital stock (or other equity interests) of each Fidelity Company was undertaken in compliance with its charter documents then in effect, any agreement to which such Fidelity Company then was a party and in compliance with applicable Law.

4.16 Employee Benefit Plans

(a) Section 4.16(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, 401(k), savings or thrift, excess benefit, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, stock purchase, stock option or other equity compensation plan, change in control, retention, severance, salary continuation, termination, vacation, workers’ compensation, unemployment compensation, paid time off, disability, death, life insurance, accidental death and dismemberment, dental insurance, vision insurance, sickness, hospitalization health insurance, health savings, flexible spending reimbursement, cafeteria, prescription insurance, supplemental insurance, welfare, fringe-benefit, perquisite (including benefits relating to automobiles, clubs, child care, parenting leave, and sabbaticals), post-retirement loan, non-competition, confidentiality and other similar agreement, plan, policy, program or arrangement, and in each case whether or not reduced to writing, whether funded or unfunded, and whether or not defined as an “employee benefit plan” within the meaning of Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Fidelity Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of a Fidelity Company or any spouse or dependent of such individual, or under which a Fidelity Company or any of its ERISA Affiliates has or may have any Liability (as listed in Section 4.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Fidelity Companies have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements (including rabbi trusts) or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summary annual reports, service provider contracts, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the 3 most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the 3  most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the IRS, Department of Labor, PBGC or other Governmental Entity relating to the Benefit Plan.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code,  nothing has occurred that could adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could be expected to subject any Fidelity Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.  No actions, investigations, suits or claims with respect to any Benefit Plan are pending or threatened, and there are no facts that would be expected to give rise to any such actions, suits or claims against any Benefit Plan, any fiduciary with respect to a Benefit Plan or the assets of a Benefit Plan (other than routine claims for benefits).  With respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to any Governmental Entity, or to the participants or beneficiaries of such Benefit Plan, have either been timely filed or furnished or any failure to file or furnish could not reasonably be expected to result in penalties, loss of safe harbor or similar status, loss of coverage under Section 404 of ERISA, or any other similar result.

(d) No Fidelity Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the PBGC; (iii) withdrawn from any Multiemployer Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the PBGC to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of any Fidelity Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code and no plan listed in Section 4.16(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan; and (vi) no Fidelity Company or its ERISA Affiliates have ever maintained or participated in a multiemployer plan, a multiple employer, a multiple employer welfare arrangement or a voluntary employees benefit association.

(f) Except as set forth in Section 4.16(f) of the Disclosure Schedules, no Fidelity Company or ERISA Affiliate has a commitment or obligation or has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(g) Except as set forth in Section 4.16(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and no Fidelity Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

(h) Except as set forth in Section 4.16(h) of the Disclosure Schedules, there is no pending or, to the Knowledge of any Fidelity Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(i) Except as set forth in Section 4.16(i) of the Disclosure Schedules, each Benefit Plan may be terminated, suspended, or amended, by the sponsoring Fidelity Company without the consent of any other party.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No such plan has assets set aside directly or indirectly in the manner described in Code Section 409A(b)(1).  No amount paid or payable under any Benefit Plan subject to Section 409A of the Code has been or will be subject to the interest and additional tax provided for in Section 409A(a)(1)(B) of the Code.  No Fidelity Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by a Fidelity Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 4.16(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Fidelity Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to, or create any right for, any such individual under any Benefit Plan; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) trigger a termination of employment entitling any employee or former employee of the Fidelity Companies or any ERISA Affiliate to additional benefits; (v) result in any payment becoming due, or increase the amount of any compensation due, from the Fidelity Companies to any Employee or former employee of the Fidelity Companies; or (vi) result in the increase of any benefits otherwise payable to any person under any agreement or any Benefit Plan.

(m) No asset of the Fidelity Companies or any ERISA Affiliates is subject to any encumbrance or lien under ERISA or the Code.  Neither the Fidelity Companies nor any ERISA Affiliates have or ever had the obligation to maintain, establish, sponsor, administer, participate in, or contribute to, any plan or program (whether formal or informal) for the benefit of employees who perform services outside the United States.  To Sellers’ Knowledge, there has been no  violation of the health insurance obligations imposed by Section 9801of the Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Benefit Plan to which such obligations apply, and procedures are and have been in place such that all required notices, disclosures and continuation coverage have been provided in accordance with Sections 601 through 608 of ERISA or any analogous state law that may be applicable to one or more of the Benefit Plans.  No Benefit Plan is subject to any tax under Section 512 of the Code and no unpaid civil penalty under Section 502(l) of ERISA has been assessed.  Neither the Fidelity Companies nor any ERISA Affiliates have announced a plan or legally binding commitment to create any additional employee benefit plan, program or arrangement which is intended to cover employees or former employees of the Fidelity Companies or any ERISA Affiliate. To Sellers’ Knowledge, no event has occurred that could oblige the Fidelity Companies or any ERISA Affiliates to indemnify any Person against Liabilities incurred under any statute, regulation or governmental order as it relates to a Benefit Plan.

(n) To Sellers’ Knowledge, neither the Fidelity Companies nor any ERISA Affiliates has contributed to a nonconforming group health plan (as defined under Section 5000(c) of the Code), and no ERISA Affiliate has incurred a tax under Section 5000(a) of the Code which could become a liability of any of the Fidelity Companies or any of their ERISA Affiliates.  The Fidelity Companies have complied in all material respects with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, with respect to each Benefit Plan to the extent applicable to such plan.  The Fidelity Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act (“PPACA”)., and the regulations and other guidance promulgated thereunder, with respect to each Benefit Plan to the extent applicable to such plan, and to the extent required under PPACA and the guidance issued thereunder, has offered coverage to all applicable individuals such that no employer shares co called “shared responsibility penalties” under Section 4980H of the Code will accrue The Fidelity Companies do not maintain any plan that is an “employee welfare benefit plan” (as such term is defined under Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under Section 4976 of the Code.

4.17 Labor Matters

(a) No Fidelity Company is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to any Fidelity Employee, (ii) none of the Fidelity Employees is represented by any Union with respect to his or her employment with a Fidelity Company, (iii) to Sellers’ Knowledge, within the past 3 years, no Union has attempted to organize employees at a Fidelity Company or the Business or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Fidelity Employees, (iv) within the past 3 years, there have been no actual or, to Sellers’ knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, hand-billing, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by any Fidelity Employees, causing significant disruption to the operations of a facility or (C) other form of Union disruption at any Fidelity Company or the Business, and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole, there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of Sellers, threatened with respect to any Fidelity Employees.

(b) Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole: (i) the Fidelity Companies and the Business are, and within the past 3 years have been, in material compliance with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither any Fidelity Company nor the Business has any liabilities under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c) In the past 3 years, (i) no Governmental Entity has initiated, or to the Sellers’ Knowledge threatened, any material complaints, charges, lawsuits, grievances, claims arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to any Fidelity Company or the Business arising out of, in connection with, or otherwise relating to any Fidelity Employees or any Laws governing labor or employment and (ii) no Governmental Entity has issued or, to the Sellers’ Knowledge, threatened to issue and significant citation, order, judgment, fine or decree against any Fidelity Company or the Business with respect to any Fidelity Employees or an Laws governing labor or employment.

(d) The execution of this Agreement and the consummation of the Transactions will not result in any material breach or violation of, or cause any payment to be made under, any collective bargaining agreement, employment agreement, consulting agreement or any other employment-related agreement to which any Fidelity Company is a party.

4.18 Environmental Laws and Regulations

(a) Each Fidelity Company is currently and has been, for the prior 3 years, in material compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Fidelity Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Business or assets of the such Fidelity Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Fidelity Company through the Closing Date in accordance with Environmental Law, and no Fidelity Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or assets of the Fidelity Companies as currently carried out.

(c) No real property currently or formerly owned, operated or leased by any Fidelity Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of any Fidelity Company or any real property currently or formerly owned, operated or leased by any Fidelity Company, and no Fidelity Company has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Fidelity Company.

(e) Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any Fidelity Company.

(f) Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Fidelity Company and any predecessors as to which any Fidelity Company may retain Liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Fidelity Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Fidelity Company.

(g) No Fidelity Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) No Fidelity Company has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of the Fidelity Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of a Fidelity Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) No Fidelity Company is aware of, or reasonably anticipates, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the First Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of any Fidelity Company as currently carried out.

4.19 Personal Property

Except as set forth in Section 4.19 of the Disclosure Schedules and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Fidelity Companies, taken as a whole, each Fidelity Company has good title to, or a valid and binding leasehold interest in, all the personal property owned or leased by it, free and clear of all Encumbrances other than Permitted Encumbrances.

4.20 Insurance

Section 4.20 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Fidelity Companies and relating to the assets, Business, operations, employees, officers and directors of the Fidelity Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer.  Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions. No Fidelity Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies in the past 12 months. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Fidelity Company. To the Knowledge of Sellers, all such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Section 4.20 of the Disclosure Schedules, there are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Fidelity Company is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts sufficient for compliance with all material applicable Law.

4.21 Intellectual Property

(a) Section 4.21(a) of the Disclosure Schedules lists all Fidelity IP Registrations of the Fidelity Companies. All required filings and fees related to the Fidelity IP Registrations have been timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all Fidelity IP Registrations are otherwise in good standing. The Fidelity Companies have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Fidelity IP Registrations.

(b) Section 4.21(b) of the Disclosure Schedules lists all Fidelity IP Agreements. The Fidelity Companies have provided Buyer with true and complete copies of all such Fidelity IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Fidelity IP Agreement is valid and binding on the applicable Fidelity Company in accordance with its terms and is in full force and effect. Neither any Fidelity Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Fidelity IP Agreement.

(i) Except as set forth in Section 4.21(c) of the Disclosure Schedules, the respective Fidelity Company is the sole and exclusive legal and beneficial, and with respect to the Fidelity IP Registrations, record, owner of all right, title and interest in and to the Fidelity Intellectual Property expressly subject thereto, and has the valid right to use all other Fidelity Intellectual Property used in, or necessary for, the conduct of the Business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances and Encumbrances which will be released prior to or at the First Closing.  Without limiting the generality of the foregoing, each Fidelity Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the applicable Fidelity Company any ownership interest and right they may have in the Fidelity Intellectual Property; and (ii) acknowledge such Fidelity Company’s exclusive ownership of its Fidelity Intellectual Property.  The Fidelity Companies have provided Buyer with true and complete copies of all such agreements.

(c) The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of any Fidelity Company to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or operations as currently conducted.

(d) The rights of each Fidelity Company in its Fidelity Intellectual Property are valid, subsisting and enforceable. Each Fidelity Company has taken commercially reasonable steps to maintain the Fidelity Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Fidelity Intellectual Property.

(e) To the Knowledge of Sellers, the conduct of the Business as currently and formerly conducted, and the processes and services of the Fidelity Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Fidelity Intellectual Property.

(f) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Fidelity Company; (ii) challenging the validity, enforceability, registrability or ownership of any Fidelity Intellectual Property or a Fidelity Company’s rights with respect to its Fidelity Intellectual Property; or (iii) by any Fidelity Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Fidelity Intellectual Property. No Fidelity Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Fidelity Intellectual Property.

4.22 Material Contracts

(a) Section 4.22(a) of the Disclosure Schedules lists each of the following Contracts of the Fidelity Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.12 of the Disclosure Schedules and all Fidelity IP Agreements set forth in Section 4.21(b) of the Disclosure Schedules, being “Material Contracts”):

(i) the 25 largest customer Contracts of the Fidelity Companies for calendar year 2015 based on the amount of revenue expected to be realized by each such customer Contract;

(ii) all employment agreements between a Fidelity Company and any employee of such Fidelity Company;

(iii) any instrument creating any Indebtedness of any Fidelity Company to any third party (including guarantees of an obligation, notes or similar instruments);

(iv) each Contract of any Fidelity Company, other than customer Contracts, involving aggregate consideration in excess of US$20,000.00 and which, in each case, cannot be cancelled by the relevant Fidelity Company without penalty or without more than 90 days’ notice;

(v) all Contracts that require a Fidelity Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(vi) all Contracts that provide for the indemnification by a Fidelity Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(vii) all Contracts that relate to the acquisition or disposition of any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a Fidelity Company is a party;

(ix) all Contracts with independent contractors or consultants (or similar arrangements) to which a Fidelity Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(x) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of a Fidelity Company;

(xi) all Contracts with any Governmental Entity to which a Fidelity Company is a party (“Government Contracts”);

(xii) all Contracts that limit or purport to limit the ability of a Fidelity Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that restrict the ability of a Fidelity Company to solicit customers and/or employees of other Person’s;

(xiii) any Contracts to which a Fidelity Company is a party that provides for any joint venture, partnership or similar arrangement by a Fidelity Company;

(xiv) all collective bargaining agreements or Contracts with any Union to which a Fidelity Company is a party; and

(xv) any Contracts that limit or restrict the ability of a Fidelity Company to pay dividends or make distributions to stockholders/members.

(b) Each Material Contract is valid and binding on the relevant Fidelity Company in accordance with its terms and is in full force and effect. No Fidelity Company or, to the Knowledge of the Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

4.23 Subsidiaries

Expect as set forth in Section 4.23 of the Disclosure Schedules, no Fidelity Company owns, or has any interest in any shares/membership interests or other form of ownership interest in, any other Person.

4.24 Classification of Services Provided by FANI, FANL, FCL and FVS

Services Provided:

(a) FANI is a holding company with no communications operations.

(b) FANL provides wireless and wireline broadband Internet access services as Information Services (as those terms are defined in the Communications Act). FANL does not provide interstate domestic or international Telecommunications Services.  FANL does not hold any certificate, license, registration or similar authorization to provide Telecommunications Services from the FCC or any state regulatory agency having jurisdiction over its Business.

(c) FCL provides wholesale local exchange telecommunications services in Ohio. FCL does not provide interstate domestic or international Telecommunications Services. FCL does not hold any authorization to provide Telecommunications Services from the FCC.

(d) FVS provides IVoIP services. FVS does not provide intrastate, interstate domestic or international Telecommunications Services. FVS does not provide Telecommunications Services as a Toll Reseller. FVS does not hold any certificate, license, registration or similar authorization to provide Telecommunications Services from the FCC or any state regulatory agency having jurisdiction over its Business.

(e)           FANL and FVS are FCC Form 499 filers for FUSF and USAC purposes.

4.25 Accuracy of Disclosure

The representations and warranties of each of the Sellers herein, the Schedules hereto, all documents and other papers listed therein or required to be delivered pursuant to this Agreement are and shall be true, complete, correct and authentic.  No representation or warranty of any of the Sellers contained in this Agreement, and, no document furnished by or on behalf of the Sellers pursuant to this Agreement or in connection with the Transactions, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer and Parent, jointly and severally, hereby represent and warrant to each of the Sellers as follows:

5.1 Organization and Qualification of Buyer

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Material Adverse Effect on Buyer.

5.2 Authorization and Validity of Agreement by Buyer

Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, and other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

5.3 Brokers or Finders

Except as set forth in Section 5.3 of the Disclosure Schedules, no Broker, is or will be entitled, by reason of any agreement, act or statement by Buyer, or its respective Representatives, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the Transactions.

5.4 No Approvals or Notices Required; No Conflict with Instruments - Buyer

The execution, delivery and performance of this Agreement and the related agreements by Buyer will not contravene or violate (a) any existing Law, rule or regulation to which it is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to it, or (c) the certificate of incorporation or bylaws of Buyer; nor  will such execution, delivery or performance violate, be in conflict with, or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound except such as have been obtained prior to the date of this Agreement. Except as set forth in Section 5.4 of the Disclosure Statements, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

5.5 Legal Proceedings

Except as set forth in Section 5.5 of the Disclosure Schedules, there are no (a) Actions pending or, to the Knowledge of Buyer, threatened, against, involving or affecting Buyer or Parent or any of their respective assets or rights; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to Buyer or Parent that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer or Parent; or (c) Actions pending or, to the Knowledge of Buyer, threatened against Buyer or Parent that seeks to restrain, enjoin or delay the consummation of this Agreement or and of the Transactions or that seeks damages in connection therewith. Accuracy of Disclosure

The representations and warranties of Buyer, the Schedules hereto, all documents and other papers listed therein or required to be delivered pursuant to this Agreement, and all due diligence materials provided by or on behalf of Buyer are true, complete, correct and authentic. No representation or warranty of Buyer contained in this Agreement, and no document furnished by or on behalf of Buyer pursuant to this Agreement or in connection with the Transactions, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent hereby represents and warrants to each of the Sellers as follows:

5.6 Organization and Qualification of Parent

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Material Adverse Effect on Parent.

5.7 Authorization and Validity of Agreement by Parent

Parent has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Parent of this Agreement and the consummation of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent and is a legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, and other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

5.8 No Approvals or Notices Required; No Conflict with Instruments - Parent

The execution, delivery and performance of this Agreement and any related agreements by Parent to which it is a party will not contravene or violate (a) any existing Law, rule or regulation to which it is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to it, or (c) the certificate of incorporation or bylaws of Parent; nor will such execution, delivery or performance violate, be in conflict with, or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Parent is a party or by which Parent is otherwise bound except such as have been obtained prior to the date of this Agreement.  Except as set forth in Section 5.8 of the Disclosure Statements, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Parent.

5.9 Parent Stock

The Parent Stock to be issued to the Sellers has been duly authorized, and when issued upon payment of the agreed upon consideration therefore, will be duly and validly issued, fully paid and non-assessable, and will not be issued in violation of the preemptive or similar rights of any stockholder and will be free and clear of all Encumbrances.

5.10 SEC Filings

Parent has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, files quarterly, annual and current reports and other information with the SEC under the Exchange Act (such reports and information filed by Parent with the SEC for the preceding 12 months being hereinafter referred to as the “SEC Reports”). Copies of all information filed by Parent with the SEC, including the SEC Reports, may be examined at the website of the SEC at www.sec.gov.  Parent has filed all reports required to be filed by it under the Exchange Act and the SEC Reports do not contain a misstatement of a material fact, omit to state a material fact or omit to state any fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.11 Accuracy of Disclosure

The representations and warranties of Buyer and Parent, the Disclosure Schedules hereto, all documents and other papers listed therein or required to be delivered pursuant to this Agreement, and all due diligence materials provided by or on behalf of Buyer and Parent are true, complete, correct and authentic.  No representation or warranty of Buyer contained in this Agreement, and no document furnished by or on behalf of Buyer and Parent pursuant to this Agreement or in connection with the Transactions, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, no false or misleading.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Confidentiality

The confidentiality provisions set forth in Section 5 of the letter agreement, dated May 28, 2015 by and among FANI and Parent, are incorporated herein by reference and made a part of this Agreement as if stated herein in their entirety.  For purposes of this Agreement, the term “Fusion” as used therein shall be deemed to mean both Parent and Buyer and the term “Fidelity” as used therein shall be deemed to mean the Fidelity Companies and the Sellers, collectively.

6.2 Operation of the Business

Except as provided otherwise herein, during the Pre-Closing Period, or if applicable, until the termination of this Agreement as provided herein, the Fidelity Companies shall, and the Sellers shall cause the Fidelity Companies to, operate the Business in the ordinary course consistent with past practice and shall not, without the prior written consent of Buyer:

(a) sell lease, assign, transfer or otherwise dispose of any of its material assets;

(b) make any material capital business expenditures or enter into any new contract with a total commitment in excess of US$10,000.00; provided, however, that no consent of Buyer shall be required for the Fidelity Companies to pay the Transaction Bonuses;

(c) create, incur, assume or suffer to exist, any business related mortgage, pledge, charge, security interest or other Encumbrance of any kind upon any of its property, assets, income, or profits, whether now owned or hereafter acquired;

(d) issue, redeem or repurchase any capital stock except for the Permitted Redemptions;

(e) amend its charter documents;

(f) enter into any agreement to do any of the foregoing; or

(g) take any action that could reasonably be foreseen to materially diminish the value of the Business, or could have a Material Adverse Effect on the Business, the Fidelity Companies, taken as a whole, or the consummation of the Transactions.

6.3 Organizational Integration

During the Pre-Closing Period, the Parties shall work together in good faith to develop effective plans for the integration of the Fidelity Companies, the Business and Buyer into a common organization (the “Integration Plan”), which Integration Plan shall not be implemented until the First Closing with respect each Fidelity Company except FTL, and the Second Closing with respect to FTl, unless otherwise agreed to by the Parties.  Furthermore, the Integration Plan shall be considered Confidential Information within the meaning of Section 6.1. Immediately after the First Closing, the Fidelity Employees listed on Section 6.3 of the Disclosure Schedules shall continue as employees of the Fidelity Companies.  Nothing in the foregoing shall guarantee any employee of the Business continued employment following the First Closing, and Buyer reserves the right to make all decisions affecting personnel of the Business from and after the First Closing.

6.4 Agent Agreements

At the First Closing, each of RMarks, MMarks and RKohn (or their respective business Entities) shall each enter into an agent agreement with FANI and Network Billing Systems LLC d/b/a Fusion, substantially in the form attached hereto as Exhibit B.

6.5 No Solicitation or Acceptance of Proposals

During the Pre-Closing Period, none of Sellers, any Fidelity Company or any officer, director or employee of any Fidelity Company will directly or indirectly, without the prior written consent of Buyer, (i) negotiate with any Person or enter into any agreement or understanding with any Person regarding a transaction similar to the Transactions, or (ii) directly or indirectly solicit, encourage or consider inquiries or proposals from any Person or furnish information to any other Person with respect to a transaction similar to the Transactions.  Sellers shall immediately advise Buyer of the identity of any Person who submits any proposal or other communication regarding a transaction, as well as the proposed terms of such transaction, to Buyer.

6.6 Audited Financial Statements and Earnings Analysis

(a) The closing of the Transactions shall be subject to (i) Sellers’ delivering to Buyer the Audited Financial Statements and (ii) Buyer’s and/or its advisors’ completion of a quality of earnings analysis (the “Earnings Analysis”).  Sellers shall use all commercially reasonable efforts to reasonably cooperate with Buyer in the conduct of the Earnings Analysis.

(b) Buyer may terminate this Agreement within ten (10) Business Days following receipt of the Audited Financial Statements in the event that (a) the Audited Financial Statements are determined by Buyer’s auditors not to be in compliance with GAAP and/or the rules and regulations of the SEC applicable to Buyer, (b) the filing of such Audited Financial Statements with the SEC could cause Parent to be out of compliance with its obligations under Federal securities laws, or (c) the financial condition and results of operations reported in the Audited Financial Statements are materially and adversely different from the financial condition or results of operations reported in the unaudited financial statements for the corresponding periods.  If Buyer fails to notify the Sellers’ Representative of Buyer’s decision to so terminate this Agreement within such ten (10) Business Day period, Buyer shall be deemed to have accepted the Audited Financial Statements and to have waived its rights to terminate this Agreement based on such statements.

(c) Buyer may terminate this Agreement within 30 Business Days following receipt of the Audited Financial Statements in the event that the Earnings Analysis demonstrates that consolidated earnings and cash flow of the Fidelity Companies is less than the amounts shown in the unaudited financial statements provided by Sellers to Buyer.  If Buyer fails to notify the Sellers’ Representative of Buyer’s decision to so terminate this Agreement within such 30 Business Day period, Buyer shall be deemed to have accepted the Earnings Analysis and to have waived its rights to terminate this Agreement based on such analysis.

(d) The Parties’ obligations to pay the Fidelity Companies’ fees and expenses for the Audited Financial Statements are set forth in Section 11.2 below.

6.7 Regulatory Approvals

Closing of the Transactions shall be subject to the Parties obtaining the regulatory approvals identified in Section 6.7 of the Disclosure Schedules to enable Buyer to own and operate the Fidelity Companies and the Business post the applicable closing. The Parties shall cooperate and work together to obtain such regulatory approvals and to transfer all transferable licenses to Buyer or their Affiliates, as appropriate. Each Party shall comply with all reasonable requests of another Party that are necessary to obtain such regulatory approvals and/or to transfer licenses. The Parties’ obligations to pay the fees and expenses of the regulatory approvals process are set forth in Section 11.2 below.

6.8 Third-Party Consents

Closing of the Transactions shall be subject to the Parties’ obtaining the approvals listed on Section 6.8 of the Disclosure Schedules for the assignment to Buyer, of agreements, contracts, commitments, leases, licenses, permits, or other authorizations that may not be assigned without the consent of a third party (“Third Party Consents”). Each Party shall comply with all reasonable requests of the other Parties, which are necessary to obtain such Third-Party Consents. Buyer and Sellers shall bear the costs and expenses associated with any Third Party Consents required to be delivered by such Party in order to complete the Transactions.

6.9 Commercially Reasonable Efforts

Each Party shall use its respective commercially reasonable efforts to satisfy all conditions necessary for the completion of due diligence, the completion of the Earnings Analysis, the obtaining of the regulatory approvals, the obtaining of Third-Party Consents, satisfaction of all condition precedents to the First Closing and/or Second Closing, as applicable, and the closing of the Transactions.

6.10 Further Assurances

Each of the Sellers, from time to time after the First Closing, at Buyer’s request, shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may be reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of the Non-FTL Equity Interests and/or the Business.   Each of the Sellers, from time to time after the Second Closing, at Buyer’s request, shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may be reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of the FTL Equity Interests and/or the Business.

6.11 Non-Solicitation

As partial consideration for payment of the Purchase Price hereunder and as a material inducement to Buyer to consummate the Transactions, on or before the First Closing, each of RMarks, MMarks and RKohn will enter into a restrictive covenant agreement with Buyer and Parent substantially in the form attached hereto as Exhibit C, as applicable, providing that, (i) for a period of 3 years from Closing, he (i) will not engage in or conduct, directly or indirectly, any business activity that competes, directly or indirectly, with the Business or the business of the Buyer or Parent at the time of the Closing within those states in which Fidelity, Parent or any subsidiary of Parent is conducting or proposes to conduct its business at Closing; and (ii) for a period of 5 years from Closing, will not (x) solicit Representatives that support the Business, or the business of Parent or any of its subsidiaries, or (y) solicit customers or prospective customers of any Fidelity Company or the Business, Parent or any subsidiary of Parent to divert their business away from any Fidelity Company, Parent or any subsidiary of Parent, or in the case of existing customers of any Fidelity Company, Parent or any subsidiary of Parent, to reduce their level of business with such company.

6.12 Financing

The Sellers understand and acknowledge that Buyer’s ability to consummate of the Transactions is subject to, and dependent upon, its ability to secure adequate financing to pay the cash portion of the Purchase Price and provide for reasonable working capital needs following the applicable closings, as determined by Buyer, through debt and/or equity financing (“Necessary Funding”). Accordingly, closing of the Transactions shall, at all times, be contingent upon Buyer securing the Necessary Funding.  Prior to the Effective Date, Buyer received written confirmation from its lender as to the availability of Necessary Funding, subject to customary conditions to funding.  In the event that, at any time prior to the First Closing, Buyer’s ability to obtain the Necessary Funding is, in Buyer’s reasonable determination, impaired or subject to a delay, Buyer shall immediately notify Sellers in writing of such potential impairment or delay and either Sellers, acting jointly, or Buyer may terminate this Agreement and the Transactions, if such impairment or delay is not resolved within 10 Business Days of Buyer’s written notification to Sellers.

6.13 Publicity

During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the Transactions will be made only as may be agreed upon in writing by the Sellers and Buyer, except as may be required by Law or by any Governmental Entity or the rules of any stock exchange or trading system.  Following the First Closing and the Second Closing, no Party shall issue any press releases or public announcements setting forth the specific terms of this Agreement (e.g., Purchase Price) or the Transactions without the prior approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed, except as may be required by Law or by any Governmental Order or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any rights under this Agreement.  A Party shall be entitled to disclose or comment to any Person that a transaction has been consummated.  In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Sellers, Buyer and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, partners, members and/or investors, without the prior written consent of Buyer or the Sellers, as the case may be.

6.14 Billings Between First Closing and Second Closing

As the billing for FTL services is done by FANI, the parties agree that during the period between the First Closing and the Second Closing, Buyer (as owner of FANI as of the First Closing Date) will bill, collect and hold amounts billed during that period for the benefit of the Sellers, and, following the Second Closing Date, FANI will pay over such collected amounts to the Sellers as necessary to make the Sellers whole with respect to any operational expenses incurred by FTL during the period between the First Closing and the Second Closing.

6.15  Directors and Officers Insurance

(a) Prior to the Closing, the Fidelity Companies shall obtain, and fully pay, for 6 years of “tail” coverage with respect to the Fidelity Companies’ directors’ and officers’ liability insurance policy with coverage amounts, terms and conditions substantially similar to those of the Fidelity Companies’ directors’ and officers’ liability insurance policy in effect as of the date hereof and covering each current and former director, manager and officer of the Fidelity Companies covered by the Fidelity Companies’ directors’ and officers’ liability insurance policy in effect as of the Effective Date.

(b) For a period of 6 years after Closing, Buyer may not, without the express written authorization of the Seller’s Representative, remove, amend or modify in any material respect, any provision in any of the organizational documents of the Fidelity Companies related to the indemnification or defense of any of the managers, directors, officers, or agents of the Fidelity Companies, in a manner that would prevent the managers, directors, officers, or agents existing as of the First Closing from receiving the protections in effect with respect thereto as of the First Closing.   Notwithstanding the foregoing, Buyer shall not be restricted from making any changes required by applicable law.

(c) In the event Buyer, the Fidelity Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Buyer shall use commercially reasonable efforts to ensure that the successors and assigns of Buyer or the Fidelity Companies, as the case may be, shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.15(c) all of the obligations set forth in this Section 6.15.

6.16 Rule 144 Reporting

The Company will use its commercially reasonable efforts to file in a timely manner all reports and other documents required to be filed by it under the Securities Exchange Act and the rules and regulations adopted by the SEC thereunder, and will use commercially reasonable efforts to cause its transfer agent to remove restrictive legends from the certificates evidencing the Sellers’ Parent Stock, including by providing such opinions of counsel as may be required by the transfer agent.

ARTICLE VII
TAX MATTERS

7.1 Tax Covenants

(a) Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, prior to the First Closing with respect to a Fidelity Company other than FTL, or the Second Closing with respect to FTL, no Fidelity Company shall change or rescind any Tax election, or amend any Tax Return that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer (which, following the Applicable Closing Date and for purposes of this paragraph, includes any Fidelity Company) in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this

Agreement and any ancillary documents contemplated hereby (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers (in accordance with their Pro Rata Shares) when due. The Sellers shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) FANI and the Sellers shall not knowingly revoke FANI’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. FANI and the Sellers shall not knowingly take or allow any action other than the sale of FANI’s stock pursuant to this Agreement that would result in the termination of FANI’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

7.2 Termination of Existing Tax Sharing Agreements

Any and all existing Tax sharing agreements (whether written or not) binding upon any of the Fidelity Companies shall be terminated as of the First Closing Date. After such date neither the Fidelity Companies nor any of their Representatives shall have any further rights or liabilities thereunder.

7.3 Tax Returns

(a) The Fidelity Companies shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by any of them that are due on or before the Applicable Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due from and payable by them on or before the Applicable Closing Date (taking into account any extensions).  Any such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) The Sellers’ Representative shall prepare any federal or state or local income Tax Returns for Pre-Closing Tax Periods that are due after the Applicable Closing Date, taking into account any extensions (the “Seller Prepared Returns”).  Any Tax Return prepared by Seller shall be submitted to Buyer (together with schedules, statements and, to the extent requested by the Buyer, supporting documentation) at least 15 Business Days prior to the due date (including extensions) of such Tax Return.  If the Buyer in good faith believes that there is no reasonable basis for the treatment of any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 5 calendar days after delivery of such Tax Return, notify Sellers’ Representative in writing that it objects to the treatment of any such item, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Sellers’ Representative and Buyer shall negotiate in good faith and use all commercially reasonable efforts to resolve such items.  If the Sellers’ Representative and Buyer are unable to reach such agreement within 10 calendar days after receipt by the Sellers’ Representative of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final.  The Independent Accountant shall resolve any disputed items within 30 calendar days of having the item referred to it pursuant to such procedures as it may require.  If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Sellers’ Representative and then amended to reflect the Independent Accountant’s resolution.  The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Sellers.  Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns, other than the Seller Prepared Returns, required to be filed by the Fidelity Companies after the Applicable Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice.  Any Tax Return prepared by Buyer shall be submitted by Buyer to the Sellers’ Representative (together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation) at least 15 Business Days prior to the due date (including extensions) of such Tax Return.  If the Sellers’ Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 5 calendar days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Buyer and the Sellers’ Representative shall negotiate in good faith and use all commercially reasonable efforts to resolve such items.  If Buyer and the Sellers’ Representative are unable to reach such agreement within 10 calendar days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final.  The Independent Accountant shall resolve any disputed items within 30 calendar days of having the item referred to it pursuant to such procedures as it may require.  If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution.  The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Sellers.  The preparation and filing of any Tax Return of the Fidelity Companies that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer. Buyer shall be entitled to deduct from the Escrow Amount, (i) Taxes due with respect to any Tax Returns prepared pursuant to this Section 7.4 that relate to Pre-Closing Tax Periods, and (ii) Taxes due with respect to any such Tax Return prepared pursuant to this Section 7.4 that relate to Straddle Periods that are attributable under Section 7.4 to the portion of such Straddle Period ending on the Applicable Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Net Working Capital.

7.4 Straddle Period

In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Applicable Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Applicable Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Applicable Closing Date and the denominator of which is the number of days in the entire period.

(c) All Tax deductions attributed to the Seller shall be allocated to the Pre-Closing Tax Period to the extent permitted by applicable Law.  If any Tax deductions attributable to the Sellers are deducted in a Straddle Period, they shall be allocated to the portion of the Straddle Period ending on or before the Applicable Closing Date.

7.5 Cooperation and Exchange of Information

The Sellers, the Fidelity Companies and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of any Fidelity Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  The Fidelity Companies and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Fidelity Companies for any taxable period beginning on or before the Applicable Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules or work papers, records or other documents in its possession relating to Tax matters of any Fidelity Company for any taxable period beginning on or before the Applicable Closing Date, the Sellers, the Fidelity Companies or Buyer (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

7.6 No Amended Returns or Voluntary Disclosure Actions.

No Tax Return for a Pre-Closing Tax Period or a Straddle Period may be amended, and no voluntary disclosure action may be taken with respect to a Pre-Closing Tax Period or a Straddle Period, without the prior written consent of Sellers’ Representative.

7.7 Refunds.

Buyer shall pay to the Sellers the amount of any Tax refund or any Tax credit for a period after the Applicable Closing Date attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on or before the Applicable Closing Date promptly upon receipt of any such Tax refund or application of such Tax refund or Tax credit against the Tax for a period ending after the Applicable Closing Date.

7.8  338(h)(10) Election

At Buyer’s election, the Sellers shall join with Buyer in making, and shall take any and all actions necessary to effect, a timely election under Code Section 338(h)(10) (and any corresponding election under applicable state, local or non-U.S. Tax Law) with respect to the purchase by Buyer of the stock of FANI (the “338(h)(10) Election”). The following provisions shall govern certain Tax matters relating to or resulting from the 338(h)(10) Election, notwithstanding anything to the contrary in this Article VII hereof.

(a) Buyer shall prepare IRS Form 8023 (“Form 8023”) and any corresponding state, local or non-U.S. Tax forms and shall furnish such forms to the Sellers at or prior to the First Closing. The Sellers shall execute and deliver each such form to Buyer within 5 Business Days after the receipt of payment of the 338(h)(10) Gross-Up Amount.

(b) Buyer and the Sellers agree that the portion of the Purchase Price allocated to the stock of FANI, the liabilities of FANI (including liabilities of FCL, FANL and FVS) and any other relevant items (the “338(h)(10) Consideration”) shall be allocated among the assets of FANI (including assets of FCL, FANL and FVS) in accordance with this Section 7.10(b) (the “Allocation”). As promptly as practicable after the Closing Date, but in any event within 180 days thereof, Buyer shall prepare or cause to be prepared and deliver to the Sellers’ Representative a draft Allocation based on the fair market values of the assets as determined in accordance with Code Section 338(h)(10) and the Treasury Regulations thereunder (the “Draft Allocation”). If the Sellers’ Representative does not deliver to Buyer a written objection to the Draft Allocation, setting forth in reasonable detail the basis for any such objection, within 30 days after their receipt of the Draft Allocation, then the Draft Allocation shall become final and binding upon the parties (the “Final Allocation”). If the Sellers’ Representative timely delivers such objection to Buyer, then the Sellers’ Representative and Buyer shall work in good faith to resolve any dispute, and if all items of dispute are so resolved, then the Draft Allocation shall be amended accordingly and shall become the Final Allocation. If any dispute with respect to the Draft Allocation remains unresolved for a period of 20 days after Buyer receives the Sellers’ objection notice, then Buyer and the Sellers’ Representative shall submit only the remaining disputed items to the Independent Accountant for determination. The Independent Accountant’s determination as to each such disputed item shall be binding on the parties hereto, and the Draft Allocation shall be amended in accordance with the Independent Accountant’s determination and shall become the Final Allocation.  The costs of the Independent Accountant shall be borne by Buyer.  Buyer shall prepare IRS Form 8883 (and any similar form for purposes of state, local or non-U.S. Tax Law) consistent with the Final Allocation, and Buyer, at its election and on behalf of FANI, and conditioned on Buyer first paying the 338(h)(10) Gross-Up Amount as provided in Section 7.8(c), shall timely file or cause to be filed such Form 8883 and other forms with the appropriate taxing authorities. If any adjustment is subsequently made to the 338(h)(10) consideration pursuant to the terms of this Agreement (a “338(h)(10) Consideration Adjustment”), the Sellers agree to execute and deliver promptly to Buyer such other Tax forms relating to the 338(h)(10) Election as Buyer may reasonably request, and hereby authorize Buyer to file any and all forms with respect to the 338(h)(10) Election. The Form 8883 and other forms shall be binding on the Sellers and FANI for all Tax purposes, and each such Person shall file all Tax Returns in a manner consistent with the Form 8883 and other forms. None of the Sellers, FANI or Buyer shall take any position on any Tax Return, before any taxing authority or in any proceeding relating to Taxes that is in any way inconsistent with the Form 8883.

(c) The Sellers shall include any income, gain, loss, deduction or other Tax item resulting from the 338(h)(10) Election on their Tax Returns to the extent and in the manner required by applicable Law, and shall timely file such Tax Returns and pay the Taxes reported on such Tax Returns.  The Sellers shall also be responsible for and shall pay any Tax imposed on FANI attributable to the making of the 338(h)(10) Election under Code Section 1374.

(d) The 338(h)(10) Election is conditioned upon Buyer paying MMarks and RMarks, prior to or simultaneous with their delivery to Buyer of a Form 8023 fully executed by them, as additional consideration for their Equity Interests, an amount (the “338(h)(10) Gross-Up Amount”) equal to the sum of (i) US$300,000, payable 2/3rds in immediately available funds and 1/3rd in Parent Stock to MMarks (provided Buyer may increase the allocation of cash and decrease the allocation of Parent Stock by a like amount in its sole discretion), plus (ii) US$10,000 payable in immediately available funds, 50% to MMarks and 50% to RMarks, plus (iii) an amount equal to the excess tax cost to MMarks and RMarks (including as a result  of the receipt of any additional consideration pursuant to this Section 7.8(d)(iii) incurred as a result of the 338(h)(10) Election) (the “Excess Tax Cost”) payable in cash 50% to MMarks and 50% to RMarks.  Buyer also agrees to bear and be responsible for any entity level Taxes resulting from the Section 338(h)(10) Election other than a Tax imposed pursuant to Section 1374 of the Code.  The Excess Tax Cost shall be determined by the accounting firm selected by Sellers to prepare the Seller Prepared Returns based on the Final Allocation, and will equal:

(x)           The amount of ordinary income recognized (less the amount, if any, of any ordinary income deductions recognized) by MMarks and RMarks for federal income Tax purposes as a result of the Section 338(h)(10) Election, multiplied by a percentage equal to the excess of (A) 39.6% over (B) 20% (the “Assumed Federal Capital Gain Rate”); divided by

(y)           one minus .24977 (with .24977 being the sum of the Assumed Federal Capital Gain Rate plus the highest marginal Ohio income tax rate applicable to individuals in 2016).

For purposes of this calculation, it will be assumed that installment sale reporting will not be available.  The Parties anticipate that the items that will result in the recognition of ordinary income or ordinary income deductions as a result of the 338(h)(10) Election are depreciation recapture or short-term capital gain from the deemed sale of assets and items of income or deduction that would not otherwise have been recognized in a Pre-Closing Tax Period due to the use by the Fidelity Companies of the cash method of accounting for federal income Tax purposes.  The determination of the Excess Tax Cost shall be determined within 60 days after the Final Allocation has been determined and shall be sent as soon thereafter to Buyer for its review.   Absent manifest error, the determination of the Sellers’ accounting firm shall be final.

If the 338(h)(10) Election is not made or is determined by the Internal Revenue Service to be invalid, the Sellers shall, within 10 days of the expiration of the period for making the election or a final determination by the Internal Revenue Service of invalidity, repay to Buyer any 338(h)(10) Gross-Up Amount paid to the Sellers.

7.9 Fixed Assets of FVS

Except as otherwise provided in the Final Allocation, the parties agree that the fair market value of the fixed assets of FVS do not exceed the net book value of such assets for financial accounting purposes.

ARTICLE VIII
INDEMNIFICATION

8.1 Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.7 and Section 4.16) shall survive the closings and shall remain in full force and effect until the date that is one year from the Second Closing Date; provided, that the representations and warranties in Section 4.7  and Section 4.16 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants of the parties contained herein (other than any covenants or agreements contained in Article VII, which shall survive for no less than the applicable statute of limitations) shall survive the Second Closing for the applicable statute of limitations or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved pursuant to this Article VIII.

8.2 Indemnification By Sellers.

Subject to the other terms and conditions of this Article VIII, each of the Sellers agrees, on a joint and several basis (except with respect to the representations and warranties made by each Seller in Article III, for which each respective Seller shall be solely responsible), to indemnify and defend Buyer and its Affiliates (including, following the Closing, the Fidelity Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (which may include Taxes) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in Article III, or of the Sellers as to the Fidelity Companies contained in Article IV of this Agreement, or in any certificate or instrument delivered by or on behalf of any Fidelity Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Applicable Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Fidelity Company pursuant to this Agreement; and

(c) except to the extent (i) treated as a Liability in the calculation of Closing Net Working Capital, (ii) attributable to the 338(h)(10) Election (other than with respect to a Tax imposed under Section 1374 of the Code), or (iii) attributable to the Fidelity Companies’ change from the cash method of accounting to the accrual method of accounting for federal and state income Tax purposes, (A) all Taxes of the Fidelity Companies or relating to their assets or activities or the Business (including without limitation any sales or similar Taxes on sales to customers) for all Pre-Closing Tax Periods; (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Fidelity Company (or any predecessor of any Fidelity Company) is or was a member on or prior to the Applicable Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local, or non-U.S. Law; and (C) any and all Taxes of any person imposed on any Fidelity Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Applicable Closing Date.  Any Loss or Tax described in this Section 8.2(c) shall not be treated as contributing to any cap on liability under Section 8.4(a).

8.3 Indemnification By Buyer and Parent

Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Applicable Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).  Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Seller Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Parent pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII); or

(iii) any (A) Taxes of the Fidelity Companies resulting from the 338(h)(10) Election (other than with respect to a Tax imposed under Section 1374 of the Code or any action taken by Buyer outside the ordinary course of business on the date of the First Closing after the First Closing or on the date of the Second Closing after the Second Closing or (B) increase in the Excess Tax Cost due to a successful challenge of the Final Allocation by the Internal Revenue Service or Buyer taking a position in a Tax Return inconsistent with the Final Allocation.

8.4 Certain Limitations

The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a), or Section 8.2(c) with respect to Taxes (other than income, sales, use, withholding, payroll, employment, gross receipt, property or federal and state universal service fund Taxes), (i) for any single Loss (or series of related or similar Losses) of less than US$25,000, but, if over such amount, the Buyer Indemnified Parties shall be entitled to record the full amount of such Loss, including the first US$25,000 and (ii) unless and until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds US$150,000.00 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all such Losses from the first dollar.  The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.2(a) shall not exceed US$1,500,000.

(b) Buyer and Parent shall not be liable to the Sellers for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Buyer and Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed US$1,000,000.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, Section 4.15, Section 4.16, Section 4.18, Section 5.1 and Section 5.6; provided, however that the aggregate liability of Sellers for all Losses under this Article VIII shall not exceed the Purchase Price.  The aggregate liability of Sellers with respect to an invalid Section 338(h)(10) Election, including as a result of a breach or inaccuracy of any of the representations in Section 4.7(r) or a breach of a covenant in Section 7.1(c) or 7.8, shall not exceed the 338(h)(10) Gross-Up Amount.

(d) Any indemnification obligation pursuant to Section 8.2 or 8.3 shall be net of any Tax benefit to the indemnified party or its affiliates resulting from the event that gives rise to such indemnification obligations.

(e) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

8.5 Indemnification Procedures

The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, within 10 Business Days following receipt of written notice from the Indemnifying Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x) the outcome of which could materially prejudice the Indemnified Party or its ongoing business operations or (y) that seeks an injunction or other equitable relief against the Indemnified Parties.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to timely notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim; provided that no Direct Claim shall be made with respect to Taxes or liabilities for Taxes.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Fidelity Companies and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6 Payments; Indemnification Escrow Fund

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to one and one half percent (1.5%) per month. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Any Losses (including Losses relating to Taxes) payable to a Buyer Indemnitee pursuant to Article VIII shall be satisfied: (i) first, from the Escrow Amount and (ii) to the extent the amount of such Losses exceeds the amounts available to the Buyer Indemnitee from the Escrow Amount, from the Sellers.

(c) With respect to any Taxes that are subject to indemnification under Section 8.2, Buyer, after the Applicable Closing Date, shall provide the Sellers’ Representative with periodic reports (no less frequent than quarterly) of the receipt of any notice from a taxing authority which involves the assertion of a claim, allegation, or commencement of an Action that would result in any indemnification for Taxes under Section 8.2 and shall use diligent and reasonable efforts to minimize any such Tax obligations.  The Sellers shall have the right, at any time, to retain a third party consultant to provide advice to the Sellers regarding the foregoing.  Any such costs shall be borne directly by the Sellers.

(d) Upon the termination of the Escrow Amount on the date that is 12 months after the Second Closing, the Escrow Agent shall pay the remaining Escrow Amount (and all accrued interest thereon not previously distributed by the Escrow Agent) to the Sellers, in accordance with their Pro Rata Shares.

8.7 Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.8 Calculation of Losses

In calculating the amount of Losses for purposes of this Article VIII, the proceeds actually received by any Indemnified Party under any insurance policy shall be deducted.  Buyer agrees that, prior to initially making any claim for indemnification against Sellers, it shall use its commercially reasonable efforts, or cause the Fidelity Companies to use their commercially reasonable efforts, to pursue and collect on any recovery available under any insurance policies maintained by Sellers or the Fidelity Companies prior to closing or from any third party who has or would be expected to have an obligation to indemnify, pay or reimburse Sellers pursuant to any contact, lease, purchase agreement or otherwise in accordance with any provisions existing under any such lease, contract or agreement.

The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.1 or Section 9.2, as the case may be.

8.9 Exclusive Remedies

Subject to Section 11.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
CONDITIONS PRECEDENT TO THE CLOSINGS

The obligations of Buyer (see Section 9.1 below) and Sellers (see Section 9.2 below) to consummate the Transactions are subject to the satisfaction at or prior to the First Closing and the Closing Date of each of the following conditions:

9.1 Conditions Precedent to the Obligations of Buyer

(a) The obligation of Buyer to consummate the Transactions associated with the First Closing is subject to the satisfaction at or prior to the First Closing of each of the following conditions, unless waived by Buyer in writing:

(i) The representations and warranties of the Sellers contained in Sections 3 and 4 (incorporating the Disclosure Schedule) as updated by the Sellers through the First Closing Date) shall be true and correct as of the date of this Agreement and on and as of the First Closing Date, as though made on and as of the First Closing Date; provided that each representation and warranty of the Sellers contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the First Closing Date, as though made on and as of the First Closing Date.

(ii) Each of the Sellers shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the First Closing Date.

(iii) Sellers shall have caused FANI to deliver to Buyer a certificate of an executive officer of each of the Fidelity Companies (other than FTL), dated the First Closing Date, certifying as to (i) the good standing of such company (with good standing certificate attached), (ii) true and correct attached copies of the charter documents of such Entity (certified by the Secretary of State of the State of Ohio), and (iii) the incumbency of all signatories to any document or instrument delivered by such Entity in connection with the Transactions and their respective authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and the Transactions.

(iv) Except as set forth in Section 9.1(a)(iv) of the Disclosure Schedules, on or before the closing, Sellers shall have obtained a release and discharge of any and all Encumbrances (including Tax Liens), security interests, restrictions, defects and Encumbrances which affect each Fidelity Company or the Business, and shall provide Buyer with all UCC-3 forms where applicable.

(v) There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Buyer’s reasonable judgment (i) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions; or (iii) increases in any material respect the liabilities or obligations of Buyer arising out of this Agreement, or any of the Transactions.

(vi) No Party shall have terminated this Agreement under Section 6.15, above, due to inability to secure Necessary Funding.

(vii) Each of RMarks, MMarks and RKohn shall have entered into the agent agreement contemplated by Section 6.4;

(viii) Each of RMarks, MMarks and RKohn shall have executed and delivered the restrictive covenant agreement contemplated by Section 6.11.

(ix) All consents to contracts required in connection with the consummation of the Transactions to be completed at the First Closing that are identified on Section 9.1(a)(ix) of the Disclosure Schedules shall have been received and delivered to Buyer.

(x) Since the date hereof, nothing shall have occurred, and Buyer shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Buyer, could be expected to have, a Material Adverse Effect on the Business or a Material Adverse Effect on (i) the Transactions or Buyer’s liabilities or obligations with respect to such Transactions; or (ii) the business or prospects of the Fidelity Companies, taken as a whole, the Business or Buyer (including any potential change or event disclosed on any Schedule which, subsequent to the date hereof, actually occurs).

(xi) All approvals and consents by any Governmental Entity required in connection with the consummation of the Transactions to be completed at the First Closing that are identified on Section 9.1(a)(xi) of the Disclosure Schedules shall have been obtained and shall be in full force and effect and delivered to Buyer; all filings with any Governmental Entity, as are required in connection with the consummation of such transactions that are identified on Section 9.1(a)(xi) of the Disclosure Schedules, shall have been made; and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired.

(xii) Sellers shall have caused (i) FCL to deliver to Buyer evidence that it was validly withdrawn its tariff in Ohio containing BLES, and (ii) FVS to deliver to Buyer a copy of each of the amended Forms 499-A and Forms 499-Q which evidence a reclassification of all revenue as revenue of FVS originally reported as revenue derived from telecommunications services as revenue derived from the provision of IVoIP services.

(xiii) All actions, proceedings, instruments and documents required to carry out the Transactions to be completed on the First Closing Date or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(b) The obligation of Buyer to consummate the Transactions associated with the Second Closing is subject to the satisfaction at or prior to the Second Closing of each of the following conditions, unless waived by Buyer in writing:

(i) The representations and warranties of the Sellers contained in Section 4 (incorporating the Disclosure Schedule) that relate to FTL shall be true and correct as of the date of this Agreement and on and as of the Second Closing Date, as though made on and as of the Second Closing Date; provided that each representation and warranty of the Sellers contained in this Agreement that relate to FTL shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the Second Closing Date, as though made on and as of the Second Closing Date.

(ii) Each of the Sellers shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Second Closing Date.

(iii) Sellers shall have caused FTL to deliver to Buyer a certificate of an executive officer of FTL, dated the Second Closing Date, certifying as to (i) the good standing of FTL (with good standing certificate attached), (ii) true and correct attached copies of its formation documents, and (iii) the incumbency of all signatories to any document or instrument delivered by FTL in connection with the Transactions and their respective authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and the Transactions.

(iv) There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Buyer’s reasonable judgment (i) makes or may make this Agreement or the acquisition of the FTL Equity Interests illegal, or imposes or may impose material damages or penalties in connection therewith; (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Second Closing; or (iii) increases in any material respect the liabilities or obligations of Buyer with respect to its acquisition of the FTL Equity Interests.

(v) All consents to contracts required in connection with the consummation of the sale of the FTL Equity Interests that are identified on Section 9.1(b)(v) of the Disclosure Schedules shall have been received and delivered to Buyer.

(vi) Since the date hereof, nothing shall have occurred, and Buyer shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Buyer, could be expected to have, a Material Adverse Effect on the business of FTL or a Material Adverse Effect on (i)  Buyer’s liabilities or obligations with respect to its acquisition of the FTL Equity Interests; or (ii) the business or prospects of FTL.

(vii) All approvals and consents by any Governmental Entity required in connection with the Second Closing that are identified on Section 9.1(b)(vii) of the Disclosure Schedules shall have been obtained and shall be in full force and effect and delivered to Buyer; all filings with any Governmental Entity, as are required in connection with the consummation of such transactions that are identified on Section 9.1(b)(vii) of the Disclosure Schedules, shall have been made; and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired.

(viii) All actions, proceedings, instruments and documents required to carry out the Transactions to be completed on the Second Closing Date or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

9.2 Conditions Precedent to the Obligations of Sellers

(a) The obligations of the Sellers to consummate the Transactions to be completed on the First Closing Date are also subject to the satisfaction at or prior to the First Closing Date of each of the following conditions, unless waived by each of the Sellers:

(i) The representations and warranties of Buyer and Parent contained herein shall be true and correct in all respects as of the date of this Agreement and on and as of the First Closing Date, as though made on and as of the First Closing Date; provided that representation and warranty of Buyer contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the First Closing Date, as though made on and as of the First Closing Date.

(ii) Buyer shall have performed in all material respects all of its obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by Buyer prior to or on the First Closing Date.

(iii) Buyer shall have delivered to Sellers a certificate, dated the First Closing Date, signed on its behalf by its President and Chief Operating Officer certifying as to the fulfillment of the conditions specified in this Section 9.2(a), including, among other things, the incumbency of all individuals of Buyer having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the Transactions to be closed on such date.

(iv) All actions, proceedings, instruments and documents required to carry out the Transactions to close on such date and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(v) There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Sellers’ reasonable judgment (i) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions; or (iii) increases in any material respect the liabilities or obligations of Sellers arising out of this Agreement, or any of the Transactions.

(vi) Since the date hereof, nothing shall have occurred, and Sellers shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Sellers, could be expected to have, a

Material Adverse Effect on the Business or a Material Adverse Effect on the Transactions or Sellers’ liabilities or obligations with respect to such Transactions.

(b) The obligations of the Sellers to consummate the Transactions to be completed on the Second Closing Date are also subject to the satisfaction at or prior to the Second Closing Date of each of the following conditions, unless waived by each of the Sellers:

(i) The representations and warranties of Buyer and Parent contained herein shall be true and correct in all respects as of the date of this Agreement and on and as of the Second Closing Date, as though made on and as of the Second Closing Date; provided that representation and warranty of Buyer contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the Second Closing Date, as though made on and as of the Second Closing Date.

(ii) Buyer shall have performed in all material respects all of its obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by Buyer prior to or on the Second Closing Date.

(iii) Buyer shall have delivered to Sellers a certificate, dated the Second Closing Date, signed on its behalf by its Manager certifying as to the fulfillment of the conditions specified in this Section 9.2(b), including, among other things, the incumbency of all individuals of Buyer having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the Transactions to be closed on such date.

(iv) All actions, proceedings, instruments and documents required to carry out the Transactions to close on such date and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(v) There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Sellers’ reasonable judgment (i) makes or may make this Agreement or the Transactions to be completed on such date illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions to be closed on such date; or (iii) increases in any material respect the liabilities or obligations of Sellers arising out of the Transactions to be completed on such date.

ARTICLE X
TERMINATION

10.1 Termination by Buyer

In the event any of the conditions contained in Section 9.1(a) are not fully and completely satisfied as of the Outside Date, and the conditions shall not have been expressly waived in writing by Buyer, this Agreement shall terminate upon notice by Buyer to Sellers. In addition, Buyer shall have the right to terminate this Agreement as provided in Sections 6.6 and 6.12 above.

10.2 Termination by Sellers

In the event any of the conditions contained in Section 9.2(a) are not fully and completely satisfied as of the Outside Date, and the conditions shall not have been expressly waived in writing by Sellers, this Agreement shall terminate upon notice by Sellers to Buyer.  In addition, Sellers shall have the right to terminate this Agreement as provided in Section 6.12 above.

10.3 Effect of Termination

In the event of termination of this Agreement pursuant to this Section 10, this Agreement, except as to the provisions of this Agreement which shall expressly survive any termination, shall become void and of no effect with no liability on the part of any Party; provided, however, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or intentional breach of this Agreement, including, without limitation, a Party’s refusal to consummate the Transactions without legal justification.

ARTICLE XI
MISCELLANEOUS

11.1 Survival of Covenants and Agreements

The respective covenants and agreements of the Parties contained herein which are to be performed after the Closing shall survive the Closing Date and shall only terminate in accordance their respective terms.

11.2 Expenses

Each of the Parties shall bear its own costs and expenses associated with its completion of due diligence and the other activities contemplated by this Agreement; provided, however, that (a) Buyer and Sellers shall equally share and pay the expenses associated with obtaining any regulatory approvals required to complete the Transactions, (b) Buyer and Sellers shall equally share and pay any and all fees and expenses imposed by the Escrow Agent; and (c) Buyer and Sellers shall equally share the costs of EisnerAmper LLP for the Audited Financial Statements, subject to Sellers’ costs for such audit being capped at US$50,000.00; provided further that if the Audited Financial Statements demonstrate that the financial condition of the Fidelity Companies is materially and adversely different from the condition as represented by the Sellers and the Fidelity Companies, and/or the Fidelity Companies and/or the Sellers fail to reasonably cooperate and provide the information required to complete the Audited Financial Statements in a timely fashion, then the total costs associated with the Audited Financial Statements shall be paid by the Sellers.  In addition, should Buyer be unable to close the Transactions due to its inability to obtain the Necessary Funding, Buyer shall reimburse the Fidelity Companies for all amounts incurred by them for the preparation of the Audited Financial Statements.  Except as aforesaid, expenses of any Fidelity Company or the Business incurred as a part of the Transactions shall not be considered incurred in the normal course of business and shall be discharged at or prior to First Closing or shall cause a corresponding adjustment to the Purchase Price.

11.3 No Third Party Beneficiaries

Except as provided in Section 6.4 and Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.4 Sellers’ Representative

(a) RMarks is hereby approved by the Sellers to serve as the sole and exclusive representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative.  Each of the Sellers irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (i) to consummate the Transactions, (ii) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to disburse any funds received hereunder to such Seller and each other Seller, (iv) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (v) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (vi) to negotiate, settle, compromise and otherwise handle any claims for indemnification or made pursuant this Agreement hereof, and (vii) to do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement.  The Sellers’ Representative hereby agrees to act on behalf of the Sellers, and accepts the appointment by each such Seller to act on his behalf, as provided herein.  The appointment of the Sellers’ Representative shall be coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason.  Buyer shall be entitled to rely on any and all action taken by the Sellers’ Representative without any liability to, or obligation to inquire of, any Seller.  No bond shall be required of any member of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for his services.  The Sellers’ Representative shall promptly notify Buyer in the event of his replacement by another Sellers’ Representative.

(b) Any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in connection with actions taken by such Sellers’ Representative pursuant to the terms of this Agreement will be paid by Sellers’ to such Sellers’ Representative upon demand (including the hiring of legal counsel and the incurring of legal fees and costs), jointly and severally (based on their respective Pro Rata Share), including by way of offset against any amounts otherwise distributable to any Sellers pursuant to the Escrow Amount.

(c) Sellers’, severally (based on their respective Pro Rata Share), agree to indemnify the Sellers’ Representative and to hold the Sellers’ Representative harmless against any and all Losses incurred without bad faith (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment) on the part of the Sellers’ Representative and arising out of or in connection with its duties as the Sellers’ Representative.  The Sellers’ Representative shall not be liable for, and may seek indemnification from the Sellers for, any Losses incurred by the Sellers’ Representative while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement (it being understood that any act done or omitted pursuant to the written advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment).

11.5 Notices

(a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

Notice to Buyer:	Fusion NBS Acquisition Corp.
c/o Fusion Telecommunications International, Inc.
Attn.: General Counsel
420 Lexington Avenue, Suite 1718
New York, NY 10170
Email: legal@fusionconnect.com

Notice to Sellers or Sellers’ Representative:

Robert Marks, Sellers’ Representative
23250 Chagrin Blvd., Suite 250
Beachwood, Ohio 44122

with a copy (which shall
not constitute notice):	Benesch, Friedlander, Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, OH 44114
Attn: Robert Zimmerman

(b) Notwithstanding the foregoing, notices to Sellers and Buyer may be contained in a single notice to all of them, respectively.

11.6 Entire Agreement

This Agreement and the documents contemplated hereby constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any ancillary documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

11.7 Assignment; Binding Effect; Benefit

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its/their obligations hereunder.

11.8 Amendment, Modifications and Waivers

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers. Any failure of Buyer, on the one hand, or the Fidelity Companies and the Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Fidelity Companies (with respect to any failure by Buyer) or by Buyer (with respect to any failure by any Fidelity Company or any Seller), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.9 Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.10 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

11.12 Joint Participation in Drafting this Agreement

The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder.  Each Party, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

11.13 Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.14 Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.15 Attorneys’ Fees and Costs

Unless expressly set forth in the Agreement, if any Action is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action (including, without limitation, reasonable attorneys’ fees and costs incurred in all appellate proceedings), in addition to any other relief to which it may be entitled.

11.16 Delays and Omissions

No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

11.17 Representation by Counsel

Each Party represents and warrants to the other Parties that it has consulted with and has been represented by the attorney and accountant of its choosing with reference to this Agreement and the Transactions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FUSION NBS ACQUISITION CORP.

By:  /s/ Gordon Hutchins, Jr.
Name:  Gordon Hutchins, Jr.
Title:    President and Chief Operating Officer

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
solely as to Sections 2.2(e) and its representations in Sections 5.5 through 5.11

By:    /s/ Gordon Hutchins, Jr.
Name:  Gordon Hutchins, Jr.
Title:    President and Chief Operating Officer

 /s/ Robert Marks
ROBERT MARKS, as a Seller and as the
Sellers’ Representative

 /s/ Mitch Marks
MITCH MARKS, as a Seller

 /s/ Ron Kohn
RON KOHN, as a Seller

Signature Page to Stock Purchase and Sale Agreement

EXHIBIT A – Methodology

See the First Closing Estimated Closing Net Working Capital Statement.

EXHIBIT B – Agent Agreement Form

Sales Independent Contractor Agreement

This Independent Contractor Agreement (the Agreement) is entered into by and between Network Billing Systems, LLC (d/b/a “Fusion”) a New Jersey L.L.C.  with offices at 155 Willowbrook Blvd., Wayne, NJ 07470 (“Fusion”), and [_____________], an individual with an address at [__________________] (“Contractor"), effective as of [___________________] (the “Effective Date”).  This Agreement will not be valid unless executed by Contractor and countersigned subsequently by Fusion.

1. Definitions.

1.1 Sales Commission means the amount to be paid to Contractor for commissionable Services sold to Customers procured by Contractor pursuant to this Agreement. Taxes, directory assistance, surcharges, certain fees, and other components of services as indicated are non-commissionable.

1.2 Services means telecommunications services provided by Fusion to Customers procured pursuant to this Agreement as set forth in Exhibit A; as such list may be amended from time to time by Fusion in its sole discretion.  Services subject to commission are limited to those Services listed as commissionable in the Fusion Playbook, which can be found in the secure Dealer section of the Fusion website. Commission rates and those services that are commissionable are subject to change without notice.

1.3 Customer means an entity from whom Contractor secures a signed Order that is approved by Fusion.

1.4 Order means the contract in the form established by Fusion detailing the provision of the specific Services to be provided by Fusion to Customers.

1.5 Contractor means any of Contractor's employees, agents, subcontractors, representatives, or affiliates involved with any aspect of Fusion’s services.

2. Obligations.

2.1 Contractor Obligations.  Contractor shall familiarize itself with the characteristics, price, performance, and availability of the Services.  Contractor shall promote in a professional manner the Services to potential customers in locations where Fusion is able to provide the Services.  Contractor shall submit a completed Order to Fusion for each entity that wishes to become a Customer and provide necessary documentation and customer approvals.  Contractor shall designate in writing a single point of contact for Fusion regarding all matters pertaining to this Agreement.  Contractor shall not falsify, forge, or modify in any way any documents received by any Customer and submitted to Fusion. Contractor shall not misrepresent any rate or service to any existing or prospective Customer.

2.2 Fusion Obligations.  Customer will be billed by and under contract directly with Fusion.  Fusion retains sole discretion to accept or reject without any liability to Contractor any Orders presented by Contractor to Fusion.  Fusion retains the right to require a cash deposit or other security from a Customer who does not meet Fusion’s credit standards.  Fusion reserves the right to disconnect any service to any Customer at any time without incurring any ongoing commission obligations or any other liability to Contractor. Fusion reserves the right to sell services, communicate with, and advertise to any Customer without prior permission of the Contractor.

2.3 Customer Names.  Contractor shall not sell or distribute the names of Customers or any related information to any third party.  Such names and related information are the property of Fusion and shall be returned to Fusion upon demand or the termination of this Agreement.

2.4 Certain Rights of Parties.  Neither party shall be under any obligation to continue its business or to continue, discontinue, change, retain, sell or supply any of its services.

2.5 Marketing Materials.  Except with respect to Web-site postings approved in writing by Fusion, Contractor may not use written materials to advertise or to solicit customers other than those supplied by Fusion or approved in advance by Fusion.

2.6 Non-Exclusive.  This Agreement is non-exclusive, and both Fusion and Contractor retain the right to enter into additional contractor agreements with any other entities or individuals for the sales of Services of any type.

3. Sales Commissions.

3.1 Sales Commission.  Fusion shall pay (directly or through an Fusion affiliate) Contractor a Sales Commission on each Order for Services executed by a Customer and delivered to Fusion directly by Contractor during the term of this Agreement based on and in accordance with Exhibit A. for commissionable Services for which the monthly usage on each individual account is greater than the sum of ten dollars ($10.00). Payment of the Sales Commission from Fusion with respect to an Order shall not be due until the Service has been installed and Fusion has received the first monthly recurring payment (Recurring Payment) from the Customer in accordance with such Order.  Thereafter, Sales Commission for a given month will be paid on all applicable invoices which were paid in full the previous month within 15 days of the month after such payments were received (for example, a Customer’s August usage that was billed on September 1st and was paid in full in October would be paid by the 15th day of November). Fusion reserves the right to suspend commissions for any account that Fusion has placed on credit hold until such time as the account has been restored to normal credit status at which time any suspended commission payments will be credited on Contractor’s next monthly commission payment unless the account had been sent to an outside collection agency or attorney for collections, in which case suspended commissions will not be credited back to Contractor. Credits applied to Customer accounts will generate a negative commission record based on the appropriate commission percentage times the credit amount. Notwithstanding the foregoing, Fusion reserves the right to not issue a Sales Commission check in a given month if the total Sales Commissions earned in that month is less than $100 (any unpaid Sales Commissions will accrue without interest until the Sales Commissions due exceeds $100).

3.2 Disputes.  Any dispute over a Sales Commission must be made in writing and within sixty (60) days from the date payment was made or due.  Otherwise, the right to dispute a Sales Commission is waived.

3.3. Taxes.  The Contractor shall be responsible for paying any federal, state and local taxes or contributions imposed or required under income tax, social security, unemployment insurance and other laws with respect to Contractor or Contractor’s employees.

3.4 Payment of Obligations.  Contractor will stay current with paying any obligations that they may have to Fusion or its affiliates including but not limited to payment of its own Services or the Services for any Customer for whom Contractor has taken responsibility for. In the event that Contractor does not stay current, Fusion may deduct any amounts due from any Commissions due to Contractor. In the event that there is not enough commission due to Contractor in any particular month to offset any amounts due to

Fusion or its affiliates, then Contractor shall remit to Fusion any amount not covered within five (5) days of the commission report.

3.5 Recourse.  Contractor is not liable for any end user invoice that remains unpaid except in the cases where Contractor, as determined by Fusion,  (i) falsifies or forges the signature on a customer service agreement or letter of agency or modifies it in any way without the customer's approval or authorization or (ii) Contractor misrepresented the services or rates that the end user enrolled in or sold services that were inappropriate for the end user’s application.  In such cases, Fusion will recourse 100% of all amounts of any invoices from those end users. Fusion shall deduct such amounts from any commission due to contractor on the next monthly commission report. In the event there is not enough commission due to contractor to cover said amounts, then contractor will remit the balance directly to Fusion within five (5) days following the date of the monthly commission report. Fusion’s right to recourse shall be in addition to, and not in substitution for, all other remedies available to Fusion including the right to sue the Contractor and the end user for damages including unpaid invoices.

4. Customer Rates

Contractor agrees that the Fusion Customer rates shall be the most current supplied to Contractor by Fusion.  Fusion reserves the right to change rates to existing or prospective Customers at any time, without changing the current commission percentages paid to Contractor for those Customers.

5. Relationship of Parties

Both parties are, and shall remain at all times, independent contractors, and nothing in this Agreement will be construed to create any other relationship.  Contractor shall not have authority to make any agreement or incur any liability on behalf of Fusion. Contractor shall not make any oral or written representations or warranties to any potential customer, Customer or any third party on behalf of Fusion or with respect to the Service.

6.  Compliance with Laws.

Each party agrees to comply with all applicable laws, rules and regulations in its performance under this Agreement.

7. Term and Termination.

Unless earlier terminated by either party  in accordance with this Section 7, the term of this Agreement shall run for a period of three years and automatically renew for additional one year terms. Either party may terminate this Agreement without cause by giving to the other party written notice of such termination.  Such termination shall be effective on the date specified in the notice which date shall not be earlier than 30 days following the date of the notice.  Either party may immediately terminate this Agreement by giving the other party written notice if the other party breaches or defaults in any of the terms or conditions of this Agreement and fails to cure such breach or default to the satisfaction of the other party within ten (10) days of receipt of written notice thereof.

8. Effect of Termination

Upon termination of this Agreement, Contractor shall immediately cease all efforts to promote and market Services, and Contractor shall promptly return all Fusion property in Contractor’s possession or control, including all Customer lists and information.  Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other because of the termination or the expiration of this Agreement, provided that such termination or expiration complies with the terms of this Agreement.  Following termination of this Agreement and only if termination was solely without cause as provided in the section titled “Term and Termination” above, then for as long as Contractor maintains at least $10,000 in monthly commissionable Services and has not since breached any of the terms or conditions of this agreement then Contractor shall (i) continue to receive its Sales Commission in accordance with the payment schedule set forth herein on each order installed prior to termination and (ii) receive its Sales Commission on executed Order’s submitted by Contractor in accordance with this Agreement that are installed within thirty (30) days after termination date of this Agreement.

9. Limitation of Liability.

9.1 DAMAGES.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND RESULTING FROM ANY CAUSE WHATSOEVER, EXCEPT FOR THE OBLIGATIONS SET FORTH IN THIS AGREEMENT. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE USE OF THE SERVICES, WHETHER THE CLAIM IS BASED IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR IN CONTRACT, AT LAW OR IN EQUITY, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, INCOME OR SAVINGS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

9.2 DAMAGES LIMITATIONS.  FUSION’S ENTIRE LIABILITY UNDER THIS AGREEMENT FOR ANY DAMAGES FROM ANY CAUSE WHATSOEVER, REGARDLESS OF FORM OR ACTION, WHETHER IN CONTRACT, NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED $100,000

10. Ownership

Fusion shall retain all right, title and interest in and to all of its copyrights, trademarks, trade secrets (including, but not limited to, customer lists, which lists shall include, but not be limited to, lists of Customers hereunder), patents, mask works and all other intellectual property including those rights embodied in the Services or its trademarks or trade names, including any improvements thereto or goodwill associated therewith.

11. Confidentiality

During the term of this Agreement and for three (3) years following its expiration or termination, each party shall maintain the Confidential Information of the other party in strict confidence; provided, however, that either party may disclose Confidential Information (i) to the extent required by law or pursuant to court or governmental agency orders and (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, consultants or employees.  Confidential Information means all confidential or proprietary information of or relating to either party, including but not limited to customer lists, source codes, software tools, designs, schematics, plans or any other information relating to any project, work in process, future development, marketing or business plan, or financial or personnel matter, its present or future products, services, sales, suppliers, customers, employees, investors or business, including whether or not identified by such party as confidential. Confidential Information does not include information which (i) is or becomes generally known or available through no act or failure to act by the receiving party or (ii) is independently developed by the receiving party without access to the Confidential Information, as shown by the either party’s competent written records.

12. Non-solicitation

Contractor agrees that that during the term of this Agreement and any extension thereof, and for a period of three (3) years thereafter, it will not contact or cause or assist in any way in causing another person or entity to contact any Customer for the purpose of inducing or assisting them to switch to another provider of any Services.

Contractor agrees that during the term of this Agreement and any extension thereof, and for a period of three (3) years thereafter, it will not, in any communications written or oral, criticize, ridicule, or make any statement which disparages or is derogatory of Fusion, its affiliates, employees, or senior officers. Contractor agrees that a violation of this paragraph is not curable under Paragraph 7. of this Agreement and will result in the immediate forfeit of future commissions.

13. Indemnification

Each party agrees to defend, indemnify, and hold the other party harmless from and against any claims, losses, actions, demands or damages, including attorney’s fees, resulting from its breach of any of the provisions of this Agreement or from its misrepresentation, fraud or negligence with respect to the Services, any Customer, or an Order secured by Contractor. Further, Contractor agrees to forever hold Fusion harmless and assumes complete responsibility for all subcontractors, marketing agents, sales representatives and employees utilized by Contractor in the sales and support of Fusion Services and the payment of commissions, fees, bonuses and salaries to these persons, if any, shall be the sole responsibility of Contractor. Further Contractor agrees to forever defend and indemnify and hold Fusion harmless from and against all claims, demands, suits, actions, losses, damages, assessments or payments which may be asserted by any of Contractor's employees, agents, subcontractors, representatives, or affiliates arising out of or relating to the Services. This Indemnification shall survive the termination or expiration of this Agreement.

14. Assignment

Contractor may not assign its rights or obligations under this Agreement without the prior written consent of Fusion.

15. Applicable Law

This Agreement shall be governed in all respects by the laws of New Jersey.  Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement, and any Amendment thereof, or the breach thereof, shall be determined and settled by arbitration before one (1) to three (3) arbitrators (at Fusion’s choice) in accordance with the rules of the American Arbitration Association to be conducted in Passaic County, in the State of New Jersey. Any award rendered therein shall be final and binding upon each and all of the parties, and judgment may be entered thereon in any court having jurisdiction thereof. Contractor hereby waives trial by jury in the event of court action. This Applicable Law section shall survive the termination or expiration of this Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement.  This Agreement supersedes any and all agreements, whether oral or written, between the parties to this Agreement with respect to the subject of this Agreement.  Except as otherwise expressly provided herein, this Agreement may be modified only by a writing signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

Contractor	Network Billing Systems, LLC (d/b/a “Fusion”)

By:	By:
Name:	Name:

SS Number:

EXHIBIT A - SERVICES AND COMMISSIONS

Upon execution of this Agreement, Fusion will grant Contractor access to the Fusion Dealer Portal containing the list of Services and Commissions.  The Fusion Dealer Portal can be accessed at www.fusionconnect.com/partnerdesktop. Fusion reserves the right to modify Commissions at any time however; modifications will not apply to any Customer where an Order was previously accepted by Fusion. Services may be added with different commission rates that will be established at the time of the service introduction and will be contained in the Playbook.   Contractor will receive access IDs and passwords after the Effective Date of this Agreement.

Ref 99.81-FUS-Independent Contractor Agreement-Pd on Pd-05012014 .docx

EXHIBIT C – Restrictive Covenant Agreement

NON-SOLICITATION AGREEMENT

           This Non-Solicitation Agreement, dated as of December __, 2015 (the “Agreement”), is made and entered into by and between Fusion NBS Acquisition Corp. (“Buyer”) and [Mitch Marks][[Ron Kohn][Robert Marks] (hereinafter, the “Seller”). As used herein, “the parties to this Agreement” or “the parties” shall refer collectively to Buyer and Seller.  Capitalized terms used herein and not defined shall have the meaning assigned each such term in the Stock Purchase Agreement (as defined below).

WHEREAS, on the date hereof, Buyer and Seller are entering into a Stock Purchase and Sale Agreement (the “Stock Purchase Agreement”) by and among Buyer, Seller, [Mitch Marks] and [[Ron Kohn][Robert Marks] (collectively, the “Fidelity Sellers”) under which (i) Buyer will purchase from the Fidelity Sellers and the Fidelity Sellers will sell and transfer to Buyer, all of their respective equity interests in each of Fidelity Access Networks, Inc., Fidelity Access Networks, LLC, Fidelity Connect, LLC and Fidelity Voice Services, LLC, and (ii) Buyer has agreed purchase and the Fidelity Sellers have agreed to sell and transfer to Buyer, in a separate transaction, all of their equity interests in Fidelity Telecom, LLC; and

WHEREAS, the execution and delivery of this Agreement by each Seller is a condition precedent to the closing of the transactions contemplated by the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Non-Solicitation.  For a period of three (3) years from the date hereof, Seller (i) agrees not to engage in or conduct, either directly or indirectly, any business activity that competes, directly or indirectly, with the Business or the business of the Buyer or Parent as of the date of this Agreement within those states in which any Fidelity Company, Parent or any subsidiary of Parent is conducting or proposes to conduct its business as of the date hereof; and (ii) for a period of five (5) years from the date hereof, will not (x) solicit any Representative that supports the Business, or the business of Parent or any of its subsidiaries, or (y) solicit customers or prospective customers of any Fidelity Company or the Business, Parent or any subsidiary of Parent, to divert their business away from any Fidelity Company, Parent or any subsidiary of Parent, or in the case of any existing customers of any Fidelity Company, Parent or any subsidiary of Parent, to reduce their level of business with any such company.

2.           Acknowledgment.  Seller acknowledges that this Agreement and the obligations contained herein are essential to the protection of the Business and the business of Parent and each of its subsidiaries and is a material inducement to Buyer to enter into the Stock Purchase Agreement and to closing the transactions contemplated thereby.

3.           Remedies Upon Breach.   The parties acknowledge and agree that, in the event of a breach of any of the terms or provisions of this Agreement, nothing in this Agreement shall be construed to preclude or limit any party from asserting claims or filing a lawsuit for the purpose of

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enforcing their rights under this Agreement, or pursuing any other rights and remedies available to them under law, including equitable relief, injunctive relief, and damages.

4.           Assignability and Binding Effect.  The rights and obligations of the parties shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

5.           Waiver of Breach.   A waiver by any party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of the same or any other provision of this Agreement.  The understandings and representations of the parties set forth in this Agreement shall survive any breach of this Agreement and be enforceable by the non-breaching party.

6.           Severability.   The provisions of this Agreement are severable.  If any portion of this Agreement (other than Section 1) is held, by a court of competent jurisdiction, to be invalid or unenforceable or to conflict with any federal, state or local law, such portion or portions of this Agreement are hereby declared to be of no force or effect in such jurisdiction, and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included.  In the event that any provision of this Agreement is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended to the maximum legal and equitable extent.

7.           Entire Agreement.  This Agreement, together with the exhibits hereto, is the entire agreement between the parties with respect to the subject matter hereof and this Agreement supersedes and replaces any and all prior and contemporaneous agreements, representations, promises or understandings of any kind between the parties with respect thereto.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties.

8.           Interpretation of Agreement.   The parties acknowledge and agree that (i) this Agreement and its reduction to final written form are the result of good faith negotiations between the parties through their respective counsel; (ii) said counsel have carefully reviewed and examined this Agreement before execution by said parties, or any of them; and (iii) any statute or rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.           Governing Law.  This Agreement and any disputes arising under or in connection with it shall be construed and governed in accordance with the laws of the State of New York.

10.         Counterparts.   This Agreement may be executed in one or more counterparts with the same effect as if both parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same Agreement.  This Agreement, to the extent signed and delivered via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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11.           Further Assurances.   The parties agree to give such further assurances and to execute such documents as may be necessary to correct, confirm and effectuate the intent and purpose of this Agreement.

12.           Captions.  The captions of the paragraphs of this Agreement are for convenience only and shall not be considered or referenced in resolving questions of construction or interpretation.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth below.

Fusion NBS Acquisition Corp.

By:
Name:	Gordon Hutchins, Jr.
Title:	President and Chief Operating Officer

By:
[Mitch Marks][Ron Kohn][Robert Marks]

  [Mitch Marks][Ron Kohn][Robert Marks]

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